TABLE OF CONTENTS
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                       TABLE OF CONTENTS
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          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

              BETWEEN W. R. GRACE & CO.-CONN. AND

                     MILLIPORE CORPORATION


                       November 18, 1996











Article 1Definition                                             1

Article 2Sale of Subject Business, Price                        9
     2.01      Sale of Business                                 9
     2.02      Total Purchase Price.                           10
     2.03      Purchase Price Allocations                      10
     2.04      Local Purchase Prices                           10

Article 3Closing                                               12
     3.01      Scheduled Closing Date                          12
     3.02      Time and Place of Closing, Simultaneity         12
     3.03      Conveyances of the Subject Business in France, Ireland,
               the U.K. and the U.S.; Payments.                12
     3.04      Conveyances of the Subject Business in Other Countries;
               Payments.                                       14
     3.05      Ancillary Agreements.                           16
     3.06      Amicon Companies Excluded Assets and
               Liabilities                                     16
     3.07      Method of Closing Payments                      17
     3.08      Other Documents to be Executed and Delivered    17
     3.09      Further Assurances of Sellers                   18
     3.10      Further Assurances of Buyers.                   18

Article 4Purchase Prices, Post-Closing Adjustments             18
     4.01      Closing of Books                                18
     4.02      Definitions.                                    19
     4.03      Computations                                    19
     4.04      Closing Statement                               19
     4.05      Acceptance                                      19
     4.06      Non-Acceptance, Resolution of Disputes          20
     4.07      Payment of Adjustments                          20

Article 5Sellers' Representations                              21
     5.01           Selling Companies' Corporate Status and
               Authority                                       21
     5.02      Amicon Companies Corporate Status               22
     5.03      Amicon Companies Capitalization                 22
     5.04      No Conflict                                     23
     5.05      Total Subject Assets and Amicon Companies
               Assets; Title Claims                            23
     5.06      Financial Statements                            24
     5.07      Litigation                                      24
     5.08      Asset Disposition or Loss                       25
     5.09      Insurance                                       25
     5.10      Contracts                                       25
     5.11      Labor and Employment                            26
     5.12      Employee Benefit Plans                          26
     5.13      Environmental Compliance; Remediation           26
     5.14      Intellectual Property                           27
     5.15      Permits; Compliance with Laws                   27
     5.16      Taxes                                           28
     5.17.     Absence of Certain Changes                      29
     5.18      Employees                                       30

Article 6Buyers' Representations                               30
     6.01      Buying Companies' Corporate Status and
               Authority                                       30
     6.02      No Conflict                                     31
     6.03      Sufficient Funds                                31

Article 7Buyers' Investigation                                 31
     7.01      Financial Information                           31
     7.02      No Additional Representations                   31
     7.03      Effect of Transfer                              32

Article 8Covenants                                             32
     8.01      Access and Inquiry                              32
     8.02      Hart-Scott-Rodino Act                           32
     8.03      Licenses and Permits                            32
     8.04      Notices to Third Parties                        33
     8.05      Reasonable Efforts                              33
     8.06      Authorization of Selling and Buying Companies   33
     8.07      Exclusivity                                     33

Article 9Conduct of Business Prior to the Closing              34
     9.01      Operation in Ordinary Course                    34

Article 10Conditions Precedent to the Obligations of Buyers    35
     10.01     Accuracy of Representations and Warranties      35
     10.02     Performance of Covenants and Agreements         36
     10.03     Hart-Scott-Rodino Act and Other GovernmentalApprovals36
     10.04     Permits and Consents                            36
     10.05     Litigation                                      36
     10.06     Certificate of Grace.                           36
     10.07     Opinion of Counsel                              37

Article 11Conditions Precedent to the Obligations of Sellers   37
     11.01     Accuracy of Representations and Warranties      37
     11.02     Performance of Covenants and Agreements         37
     11.03     Hart-Scott-Rodino Act and Other
               Governmental Approvals                          37
     11.04     Permits and Consents                            37
     11.05     Litigation                                      38
     11.06     Certificate of Buyer                            38
     11.07     Opinion of Counsel                              38

Article 12Employee Matters                                     38
     12.01     Employees of Amicon Companies                   38
     12.02     Current and Continued Employees                 39
     12.03     No Obligation to Hire Current Employees.        39
     12.04     Terms of Employment                             39
     12.05     Recognition of Seniority                        40
     12.06     Employment Related Indemnities                  40
     12.07     Employee Information Sharing                    41

Article 13Termination                                          41
     13.01     Rights to Terminate                             41
     13.02     Consequences of Termination                     41

Article 14General Indemnification                              42
     14.01     Definitions                                     42
     14.02     Sellers' Indemnification                        43
     14.03     Buyers' Indemnification                         43
     14.04     Limitations                                     44
     14.05     Special Environmental Indemnification           44
     14.06     Defense of Third Party Claims                   46
     14.07     No Consequential or Lost Profit Damages         48

Article 15Cooperation in Various Matters                       48
     15.01     Mutual Cooperation                              48
     15.02     Preservation of Buyers' Files and Records       49
     15.03 Preservation of Selling Companies' Files and Records49

Article 16Post-Closing Matters                                 49
     16.01     Reports                                         49
     16.02     Renewal of Guaranteed Items                     50
     16.03     Payment and Discharge of Certain
               Intercompany Liabilities                        50
     16.04     Use of "Grace" Name                             50
     16.05     Intercompany Agreements                         51
     16.06     Confidentiality                                 51
     16.07     Income Tax Matters                              52
     16.08     Power of Attorney                               54

Article 17Expenses and Taxes                                   55
     17.01     Buyers' Expenses                                55
     17.02     Sellers' Expenses                               55
     17.03     Transfer Taxes                                  55
     17.04     VAT Included in Total Subject Assets            56

Article 18Notices                                              56
     18.01     Notices                                         56

Article 19General                                              57
     19.01     Entire Agreement                                57
     19.02     Governing Law                                   58
     19.03     Submission to Jurisdiction                      58
     19.04     Governing Language                              58
     19.05     Successors                                      58
     19.06     Amendments and Waivers                          58
     19.07     Counterparts                                    59
     19.08     Captions.                                       59
     19.09     Specific Performance                            59


                            EXHIBITS


Number         Description


1.        Amicon Companies Assets

2.        French Subject Assets and French Subject Liabilities

3.        Irish Subject Assets and Irish Subject Liabilities

4.        Italian Subject Assets and Italian Subject Liabilities

5.        Japanese Subject Assets and Japanese Subject
          Liabilities

6.        Netherlands Subject Assets and Netherlands Subject
          Liabilities

7.        Swedish Subject Assets and Swedish Subject Liabilities

8.        Swiss Subject Assets and Swiss Subject Liabilities

9.        U.S. Subject Assets, U.S. Subject Liabilities, U.S.
          Excluded Assets and U.S. Excluded Liabilities

10.       Employee Benefits Agreement

11.       French Tax Procedures Agreement

12.       Insurance Procedures Agreement

13.       Patent License Agreements

14.       Trademark License Agreement

15.       Transition Services Agreements

                           SCHEDULES



2.04                Local Purchase Prices
4.03           Changes in Accounting Principles Used to Determine
               Closing Working Capital Amount
5.03(a)        Amicon Companies Capitalization
5.03(b)        Amicon Companies Dividends
5.04           Conflicts
5.05(b)(i)     List of Owned Real Property
5.05(b)(ii)    List of Leased Real Property
5.05(c) (i)    Liens For Borrowed Money
5.05(c)(ii)    Defects in Title
5.07(a)        Pending Claims, Actions, Suits or Proceedings
5.07(b)        Governmental Investigations
5.08           Asset Disposition or Loss
5.09           Insurance
5.10(a)        Loan/Credit Agreements
5.10(b)        Material Contracts
5.10(c)        Non-Competition Agreements
5.10(d)        Contracts Outside Ordinary Course of Business
5.10(e)        Sales Orders, Purchase Orders and Capital
               Expenditures
5.10(f)        Partnership and Joint Venture Agreements
5.10(g)        Oral Contracts
5.11           Labor and Employment, Collective Bargaining
               Agreements
5.12           Employee Benefit Plans
5.13(a)        Environmental Compliance
5.13(b)        Environmental Remediation Sites
5.14(a)        Intellectual Property -  List of all patents,
               patent applications, trademark registrations and
               trademark registration applications and
               proprietary software
5.14(b)        Intellectual Property - Litigation
5.14(c)        Intellectual Property - Licenses to Third Parties
5.14(d)        Intellectual Property - Licenses from Third
               Parties
5.15(a)        Permits
5.15(b)        Compliance with Laws
5.17(a)        Absence of Certain Changes - Cash Management
               Practices
5.17(b)        Absence of Certain Changes - Increases
               in Employee Compensation
5.17(c)        Absence of Certain Changes - Internal Accounting
               Procedures
5.17(d)        Absence of Certain Changes - Casualty Loss
5.17(e)        Absence of Certain Changes - Loss of Customer
               Base, Reduction in Sales
5.17(f)        Absence of Certain Changes - Employee Loans and
               Advances
5.17(g)        Absence of Certain Changes - Plant, Property
               and Equipment Maintenance
5.18           List of Subject Business - Employees
               Compensated in Amounts in Excess
               of $50,000
12.02          Current Employees


                             OTHER

10.06          Certificate of Grace
11.06          Certificate of Buyer
                             AMICON
             WORLDWIDE PURCHASE AND SALE AGREEMENT


     AGREEMENT dated November 18, 1996 by and among W. R. GRACE &
CO.-CONN. ("Grace") and MILLIPORE CORPORATION ("Buyer").

                           WITNESSETH:

     WHEREAS, the Subject Business (as hereinafter defined) is conducted by Grace and certain of its subsidiaries in the United
States, the United Kingdom, Ireland, France, Japan and other countries;

     WHEREAS, Grace and certain subsidiaries of Grace desire to sell, and Buyer and certain subsidiaries of Buyer desire to purchase, the Subject Business on the terms of this Agreement by the transfer of the capital stock of subsidiaries of Grace in France, Germany, Canada and the United Kingdom and by the transfer of assets and liabilities of the Subject Business in the United States, Ireland and other countries;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:


                           Article 1
                         Definitions

     For purposes of this Agreement, including the Schedules and Exhibits, the following defined terms have the meanings set forth in this Article. All Article and Section numbers, and Schedule and Exhibit references, used in this Agreement refer to Articles and Sections of this Agreement, and Schedules and Exhibits attached hereto or delivered simultaneously herewith, unless otherwise specifically described.

     "Amicon Canada" means Amicon Canada Limited, a Canadian corporation.

     "Amicon Canada Shares" means all of the issued and outstanding shares of capital stock of Amicon Canada.

     "Amicon Companies" means Amicon Canada, Amicon Germany,
Amicon U.K. and the Prochrom Companies. "Amicon Company" means one of the Amicon Companies.

     "Amicon Companies Assets" means the assets, properties and rights of the Amicon Companies, as more particularly described in
Exhibit 1.

     "Amicon Companies Liabilities" means all liabilities and obligations of the Amicon Companies of whatever nature, whether accrued, absolute, contingent or other and whether known or unknown, except for (a) liabilities related to Income Taxes (as defined in Section 14.01) relating to periods ending on or prior to December 31, 1996, (b) liabilities owed to any member of the Grace Group other than liabilities included in the Surviving Intercompany Accounts, (c) liabilities under Grace Insurance Programs as provided in the Insurance Procedures Agreement, (d) indebtedness for borrowed money, including any accrued interest thereon, owed to third parties who are not members of the Grace Group, (e) liabilities and obligations with respect to employee benefit plans and funds maintained by or in conjunction with another member of the Grace Group, except as provided in the Employee Benefits Agreement, and (f) liabilities for expenses incurred relating to the final payment of certain amounts payable by Grace France in connection with the acquisition by Grace France of Prochrom in 1991.

     "Amicon Germany" means Amicon G.m.b.H., a German corporation.

     "Amicon Germany Shares" means all of the issued and outstanding shares of capital stock of Amicon Germany.

     "Amicon Ireland" means Amicon Ireland Limited, an Irish corporation.

     "Amicon U.K." means Amicon Limited, a United Kingdom corporation.

     "Amicon U.K. Shares" means all of the issued and outstanding shares of capital stock of Amicon U.K.

     "Amicon Securities" means the Amicon Canada Shares, the
Amicon Germany Shares, the Amicon U.K. Shares and the Prochrom
Shares.

     "Ancillary Agreements" means the agreements described in
Section 3.05.

     "Base Working Capital Amount" has the meaning given such term in Section 2.02.

     "Buyer" means Millipore Corporation, a Massachusetts corporation.

     "Buyer France" means Millipore S.A.

     "Buyer Group" means, collectively, Buyer and its majority-owned subsidiaries.

     "Buyer Ireland" means Millipore Dublin International Finance
Company.

     "Buyer Italy" means Millipore S.p.A.

     "Buyer Japan" means Nihon Millipore Limited.

     "Buyer Netherlands" means Millipore International Holding
Company B.V.

     "Buyer Sweden" means Millipore A.B.

     "Buyer Switzerland" means Millipore A.G.

     "Buying Companies" means, collectively, Buyer, Buyer France,
Buyer Ireland, Buyer Italy, Buyer Japan, Buyer Netherlands, Buyer
Sweden and Buyer Switzerland.

     "Canadian Purchase Price" has the meaning given to such term in Section 2.03.

     "Closing" means the actions to be taken by the Buying
Companies and the Selling Companies and their affiliates described in Sections 3.03 through 3.08.

     "Closing Assumption Agreements" means the Assumption
Agreements to be executed and delivered by the Buying Companies at the Closing.

     "Closing Conveyance Documents" means the deeds, bills of sale, assignments, share transfer forms and other instruments of conveyance to be executed and delivered by the Selling Companies at the Closing.

     "Closing Current Assets", "Closing Current Liabilities" and
"Closing Working Capital Amount" have the respective meanings given such terms in Section 4.02.

     "Closing Date" means the date the Closing occurs.

     "Closing Statement" has the meaning given such term in
Section 4.04.

     "Code" means the United States Internal Revenue Code of
1986, as amended, and the rules and regulations thereunder.

     "Continued Employees" has the meaning given such term in
Section 12.02(b).

     "Current Employees" has the meaning given such term in
Section 12.02(a).

     "DOJ" means the United States Department of Justice.

     "Employee Benefits Agreement" means the Ancillary Agreement referred to in Section 3.05(a).

     "Environmental Law" means any decree, order or arbitration award, any law, statute or regulation, or any license, authorization or permit from, any Governmental Authority or court relating to occupational health and safety or the environment (including, without limitation, federal, state, local and foreign laws, statutes, rules and regulations relating to environmental matters and contamination of any type, including: (i) treatment, storage, disposal, generation and transportation of Hazardous Substances; (ii) air, water and noise pollution; (iii) ground water contamination; (iv) the release or threatened release into the environment of Hazardous Substances, including without limitation emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands; (vi) underground or other storage tanks or vessels, abandoned or discarded barrels, containers and other closed receptacles; (vii) health and safety of employees; or (viii) otherwise relating to the manufacture, processing, use, distribution, treatment storage, disposal, transportation, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or solid or hazardous waste).

     "FTC" means the United States Federal Trade Commission.

     "French Purchase Price" has the meaning given such term in
Section 2.04.

     "French Subject Assets" and "French Subject Liabilities" have the respective meanings given such terms in Exhibit 2.

     "French Tax Procedures Agreement" means the Ancillary
Agreement referred to in Section 3.05(b).

     "German Purchase Price" has the meaning given to such term in Section 2.04.

     "Governmental Authorities, means all entities exercising executive, legislative, judicial, regulatory or administrative functions of government, whether the scope of such functions are transnational, national, or limited to certain states, provinces, municipalities or other political subdivisions, including but not limited to agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof in which the Subject Business is being conducted by the Grace Group. "Governmental Authority, means one of the Governmental Authorities.

     "Grace" means W. R. Grace & Co.-Conn., a Connecticut corporation.

     "Grace Executives" means B. A. Schulte, a Vice President of
Grace, and R. C. Walsh, a former Senior Vice President of Grace and acting chairman of Seller-U.S.

     "Grace France" means Grace S.A., a French corporation.

     "Grace Group" means, collectively, Grace and Grace's majority owned subsidiaries.

     "Grace Holdings" means Grace International Holdings, Inc., a
Delaware corporation.

     "Grace Italy" means Grace Italiana S.p.A., an Italian corporation.

     "Grace Japan" means Grace Japan K.K., a Japanese corporation.

     "Grace Netherlands" means Grace B.V., a Netherlands corporation.

     "Grace Sweden" means Grace AB, a Swedish corporation.

     "Grace Switzerland" means Grace A.G., a Swiss corporation.

     "Hazardous Substances, means (a) petroleum or petroleum products; (b) hazardous substances, hazardous wastes, hazardous materials or toxic substances as defined under Environmental Law; or (c) any other chemical, material or substance, the presence or release of which in or into the environment is regulated by any Governmental Authority.

     "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Income Tax" has the meaning given such term in Section
14.01.

     "Insurance Procedures Agreement" means the Ancillary
Agreement referred to in Section 3.05(c).

     "Intellectual Property" shall mean collectively all intellectual property assets and rights owned by, or held under license from a third party to, Grace or any other Selling Company or Amicon Company, or any of their respective affiliates, and used in the Subject Business, including without limitation the following:

          (a) all right, title and interest in and to all patents, copyrights, copyright registrations and applications therefor, patent applications, trademark licenses, copyright licenses, and patent licenses and copyrights used, acquired, developed or currently under development for use in the Subject Business as set forth on the schedule to Section 5.14(a);

          (b) all right, title and interest in and to all technologies, designs, methods, formulations, trade secrets, know-how and processes and licenses, used in, acquired or developed or currently under development for use exclusively in the Subject Business and software used primarily in the Subject Business;

          (c) subject to the provisions of the Trademark License Agreement referred to in Section 3.05(e), all right, title, and interest in and to the trademark "AMICON" in the U.S. and all foreign jurisdictions, and all good will associated therewith and all U.S. and foreign trademark registrations and applications obtained or filed with respect to such trademark, as set forth on the schedule to Section 5.14(a); and

          (d) the other trade names, trademarks and trademark registrations and applications used by the Subject Business and all good will associated therewith as set forth on the schedule to Section 5.14(a).

     "Irish Purchase Price" has the meaning given to such term in
Section 2.04.

     "Irish Subject Assets" and "Irish Subject Liabilities" have the respective meanings given such terms in Exhibit 3.

     "Italian Purchase Price" has the meaning given such term in
Section 2.04.

     "Italian Subject Assets" and "Italian Subject Liabilities" have the respective meanings given such terms in Exhibit 4.

     "Japanese Purchase Price" has the meaning given such term in
Section 2.04.

     "Japanese Subject Assets" and "Japanese Subject Liabilities" have the respective meanings given such terms in Exhibit 5.

     "Knowledge" of the Grace Executives or the Subject Business Executives means the actual knowledge of such individuals on the date of this Agreement or on the date of the Closing, as applicable and, in the case of the Subject Business Executives, after due inquiry of those of their direct reports who are likely to be informed with respect to any matter herein qualified by knowledge. With respect to each of the representations and warranties set forth in Article 5, Grace shall cause the Grace Executives to consult with the Subject Business Executives.

     "Local Purchase Prices" means each of the purchase prices described in Section 2.04.

     "Netherlands Purchase Price" has the meaning given such term in Section 2.04.

     "Netherlands Subject Assets" and "Netherlands Subject
Liabilities" have the respective meanings given such terms in
Exhibit 6.

     "Prochrom" means Prochrom S.A., a French corporation.

     "Prochrom Companies" means Prochrom, Prochrom R&D, Prochrom,
Inc., an Indiana corporation and a subsidiary of Prochrom, and Prochrom OY, a Finnish corporation and a subsidiary of Prochrom.

     "Prochrom R&D" means Prochrom Recherche et Developpment
S.A., a French corporation and a subsidiary of Prochrom.

     "Prochrom Shares" means 72,600 shares of capital stock of Prochrom, FF100 statutory par value per share.

     "PW Statements" means the Special-Purpose Combined Statement of Working Capital and the Special-Purpose Combined Statement of
Earnings Before Interest, Taxes and Amortization of the Subject
Business as of and for the year ended December 29, 1995.

     "Scheduled Closing Date" has the meaning given such term in
Section 3.01.

     "Secondary Local Purchase Prices" means each of the Local
Purchase Prices described in Section 2.04.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     "Seller-U.S." means Amicon, Inc., a Delaware corporation, and a subsidiary of Grace.

     "Selling Companies" means, collectively, Grace, Grace
France, Grace Holdings, Grace Italy, Grace Japan, Grace
Netherlands, Grace Sweden, Grace Switzerland, Amicon Ireland, and Seller-U.S.

     "Subject Business" means the development, manufacture, marketing and sale by the Selling Companies and the Amicon Companies of molecular separation and purification products and systems, using ultrafiltration, liquid chromatography and other separation methods, and the purchasing, distribution, research, service, management and administrative activities incident thereto. The Subject Business does not include Grace's artificial pancreas and artificial liver businesses or the silica or industrial membrane businesses of Grace's Davison product line.

     "Subject Business Executives" means W. C. Emhiser, D. B.
Melson, W. D. Albert II, G. R. Dechamps, R. W. Spillman, J. Scott and P. Hilaireau.

     "Surviving Intercompany Accounts" means amounts payable to Grace's Davison product line for the purchase of silica media, and amounts payable or receivable as of the Closing that are (a) included in Total Subject Assets, Total Subject Liabilities or the assets or liabilities of one of the Amicon Companies, and (b) payable to or receivable from another Subject Business unit of the Grace Group.

     "Swedish Purchase Price" has the meaning given such term in
Section 2.04.

     "Swedish Subject Assets" and "Swedish Subject Liabilities" have the respective meanings given such terms in Exhibit 7.

     "Swiss Purchase Price" has the meaning given such term in
Section 2.04.

     "Swiss Subject Assets" and "Swiss Subject Liabilities" have the respective meanings given such terms in Exhibit 8.

     "Total Excluded Assets" means all assets, properties and rights of the Selling Companies that are not included in the Total Subject Assets.

     "Total Excluded Liabilities" means all liabilities and obligations of the Selling Companies that are not included in the Total Subject Liabilities.

     "Total Purchase Price" has the meaning given such term in
Section 2.02.

     "Total Subject Assets" means, collectively, the French Subject Assets, the Irish Subject Assets, the Italian Subject Assets, the Japanese Subject Assets, the Netherlands Subject Assets, the Swedish Subject Assets, the Swiss Subject Assets and the U.S. Subject Assets.

     "Total Subject Liabilities" means, collectively, the French Subject Liabilities, the Irish Subject Liabilities, the Italian Subject Liabilities, the Japanese Subject Liabilities, the Netherlands Subject Liabilities, the Swedish Subject Liabilities, the Swiss Subject Liabilities and the U.S. Subject Liabilities.

     "Transaction Documents" means the Ancillary Agreements, the
Closing Assumption Agreements and the Closing Conveyance
Documents.

     "U.K. Purchase Price" has the meaning given to such term in
Section 2.04.

     "U.S. Purchase Price" has the meaning given such term in
Section 2.04.

     "U.S. Subject Assets", "U.S. Subject Liabilities", "U.S.
Excluded Assets" and "U.S. Excluded Liabilities" have the respective meanings given such terms in Exhibit 9.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Valuation Time" means the close of business on the Closing
Date.

     "WRG" means W. R. Grace & Co., a Delaware corporation, which owns all of the issued and outstanding shares of capital stock of Grace.

                           Article 2
                Sale of Subject Business, Price

     2.01 Sale of Business. On the terms and subject to the conditions of this Agreement, Grace shall sell and shall cause the other Selling Companies to sell and Buyer shall purchase and shall cause the other Buying Companies to purchase the Subject Business as follows: the Selling Companies shall convey the Total Subject Assets and the Amicon Securities to the Buying Companies, and in exchange therefor, the Buying Companies shall assume the Total Subject Liabilities and shall pay the Local Purchase Prices (which shall equal the Total Purchase Price) to the Selling Companies.

     2.02      Total Purchase Price.   "Total Purchase Price"
means (a) US$125,000,000, less (b) all indebtedness of the Subject Business for borrowed money from third parties (both short-term and long-term), including all unpaid interest and fees thereon, outstanding as of the Closing Date as translated into U.S. dollars at the exchange rate for the date preceding the Closing Date as reported in the Wall Street Journal, plus any increase, or less any decrease, in (c) the amount of the Closing Working Capital Amount from the Base Working Capital Amount. The "Base Working Capital Amount" is $17,376,000.

     2.03 Purchase Price Allocations. The Total Purchase Price shall be allocated among the Local Purchase Prices as provided in
Section 2.04. The parties acknowledge and agree that the allocations set forth in the schedule to Section 2.04 reflect their agreement concerning the relative fair market values of the Subject Business in each country. In all tax returns and other filings with Governmental Authorities, the parties agree to consistently use the Total Purchase Price allocation that is set forth in such schedule.

     2.04      Local Purchase Prices

     (a) The "French Purchase Price" means the portion of the Total Purchase Price allocated to France pursuant to the schedule to this Section.

     (b) The "Irish Purchase Price" means the portion of the Total Purchase Price allocated to Ireland pursuant to the schedule to this Section.

     (c) The "U.K. Purchase Price" means the portion of the Total Purchase Price allocated to the United Kingdom pursuant to the schedule to this Section.

     (d) The "U.S. Purchase Price" means the portion of the Total Purchase Price allocated to the U.S. pursuant to the schedule to this Section. The U.S. Purchase Price shall be allocated among the categories of assets constituting the U.S. Subject Assets in accordance with Section 1060 of the Code as agreed by the parties.

     (e) The "Canadian Purchase Price" means an amount equal to the book value of the assets of Amicon Canada included in the Amicon Companies Assets less the book value of the liabilities of Amicon Canada included in the Amicon Companies Liabilities, as of the Valuation Time, as reflected in the Closing Statement plus any additional amount allocated to the Amicon Canada Shares pursuant to the schedule to this Section.

     (f) The "German Purchase Price" means an amount equal to the book value of the assets of Amicon Germany included in the Amicon Companies Assets less the book value of the liabilites of Amicon Germany included in the Amicon Companies Liabilities, as of the Valuation Time, as reflected in the Closing Statement plus any additional amount allocated to the Amicon Germany Shares pursuant to the schedule to this Section.

     (g) The "Italian Purchase Price" means an amount equal to the book value of the Italian Subject Assets, less the book value of the Italian Subject Liabilities, as of the Valuation Time, as reflected in the Closing Statement plus any additional amount allocated to the Subject Business in Italy pursuant to the schedule to this Section.

     (h) The "Japanese Purchase Price" means an amount equal to the book value of the Japanese Subject Assets, less the book value of the Japanese Subject Liabilities, as of the Valuation Time, as reflected in the Closing Statement plus any additional amount allocated to the Subject Business in Japan pursuant to the schedule to this Section.

     (i) The "Netherlands Purchase Price" means an amount equal to the book value of the Netherlands Subject Assets, less the book value of the Netherlands Subject Liabilities, as of the Valuation Time, as reflected in the Closing Statement plus any additional amount allocated to the Subject Business in the Netherlands pursuant to the schedule to this Section.

     (j) The "Swedish Purchase Price" means an amount equal to the book value of the Swedish Subject Assets, less the book value of the Swedish Subject Liabilities, as of the Valuation Time, as reflected in the Closing Statement plus any additional amount allocated to the Subject Business in Sweden pursuant to the schedule to this Section.

     (k) The "Swiss Purchase Price" means an amount equal to the book value of the Swiss Subject Assets, less the book value of the Swiss Subject Liabilities, as of the Valuation Time, as reflected in the Closing Statement plus any additional amount allocated to the Subject Business in Switzerland pursuant to the schedule to this Section.

     Each Local Purchase Price described in this Section shall be stated in U.S. dollars. Any adjustment to the Total Purchase Price as contemplated by Section 2.02(c) and Article 4 shall be allocated to the country to which the adjustment relates or as otherwise agreed by the parties.


                           Article 3
                            Closing

     3.01 Scheduled Closing Date. The "Scheduled Closing Date" shall be the first Friday after January 3, 1997 which is at least five business days following the fulfillment of the conditions set forth in Sections 10.03 and 11.03, or such other day as Grace and Buyer may agree to in an amendment to this Agreement executed and delivered in accordance with Section
19.06. For purposes of this Article, "business day" shall mean a day that is not a Saturday or Sunday, nor a day on which banks are generally closed in the City of New York.

     3.02 Time and Place of Closing, Simultaneity. The Closing shall take place on the Scheduled Closing Date, subject to the fulfillment or waiver of all conditions set forth in Articles 10 and 11, at 10:00 a.m. U.S. Eastern Time at the offices of Grace, One Town Center Road, Boca Raton, Florida 33486-1010, U.S.A., or at such other time or location as may be agreed upon by Grace and Buyer. All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all actions to be taken and executions and deliveries to be effected at the Closing are complete.

     3.03      Conveyances of the Subject Business in France,
               Ireland, the U.K. and the U.S.; Payments.

At the Closing:

          (a)  France.

          (1) Grace France shall cause the Prochrom Shares (whether or not such shares are held by Grace France on the date of this Agreement) to be transferred to Buyer or its designees, including delivery to Buyer or its designees of the necessary orders of transfer ("ordres de mouvement") of the Prochrom Shares not held by Grace France to Buyer France(or its designees).

          (2) Grace France shall deliver to Buyer France (or its designees) letters of resignation of each director of the Prochrom Companies, as designated by Buyer in writing not less than 10 days prior to the Closing Date.

          (3) Grace France shall transfer its right, title and interest in and to the French Subject Assets to Buyer France and Buyer France shall assume the French Subject Liabilities by means of a duly executed deed of sale in the French language.

          (4)  Buyer (or its designee) shall pay to Grace in U.S.
     dollars, on account of the French Purchase Price, the amount specified in Section 3.07.

          (b)   Ireland.

          (1) Amicon Ireland shall execute and deliver to Buyer
     Ireland a deed, with covenants against grantor's acts, to the real property at Amicon Ireland's Limerick facility.

          (2) Amicon Ireland shall transfer its right, title and interest in and to all other Irish Subject Assets to Buyer Ireland and Buyer Ireland shall assume the Irish Subject Liabilities by means of a duly executed bill of sale and assumption agreement.

          (3)   Buyer Ireland shall pay to Amicon Ireland in U.S.
     dollars, on account of the Irish Purchase Price, the amount specified in Section 3.07.

          (c)   U.K.

          (1) Grace Holdings shall cause the Amicon U.K. Shares to be transferred to Buyer or its designees by means of a legally effective share transfer form.

          (2) Grace Holdings shall deliver to Buyer (or its designees) letters of resignation of each director of Amicon
     U.K., as designated by Buyer in writing not less than 10 days prior to the Closing Date.

          (3)   Buyer shall pay to Grace Holdings in U.S.
     dollars, on account of the U.K. Purchase Price, the amount specified in Section 3.07.

          (d)  U.S.

          (1) Seller-U.S. shall execute and deliver to Buyer (i) a deed, with covenants against grantor's acts, to the real property at Seller-U.S.'s Danvers, Massachusetts facility (accompanied by a certificate complying with Section 1445 of the Code stating that Seller-U.S. is not a foreign person subject to withholding taxes), (ii) an assignment of patents included in the U.S. Subject Assets, and (iii) a general bill of sale with respect to its right, title and interest in and to the other U.S. Subject Assets.

          (2) Buyer shall execute and deliver to Seller-U.S. an assumption agreement with respect to the U.S. Subject
     Liabilities.

          (3) Grace shall execute and deliver to Buyer an assignment of patents with respect to the patents owned by Grace listed on the schedule to Section 5.14(a) and an assignment of trademarks owned by Grace and used primarily by the Subject Business.

          (4) Buyer shall pay to Seller-U.S. in U.S. dollars, on account of the U.S. Purchase Price, the amount specified in
     Section 3.07.

     3.04      Conveyances of the Subject Business in Other
               Countries; Payments.

 At the Closing:

          (a)   Canada

          (1) Grace shall cause the Amicon Canada Shares to be transferred to Buyer or its designees by means of a legally effective share transfer form.

          (2) Grace shall deliver to Buyer (or its designees) letters of resignation of each director of Amicon Canada, as designated by Buyer in writing not less than 10 days prior to the Closing Date.

          (3) Buyer shall pay to Grace in U.S. dollars, on account of the Canadian Purchase Price, the amount specified in Section 3.07.

          (b)  Germany.

          (1)  Grace Holdings shall cause the Amicon Germany
     Shares to be transferred to Buyer or its designees by means of a legally effective share assignment agreement.

          (2) Grace Holdings shall deliver to Buyer (or its designees) letters of resignation of each director of Amicon
     Germany, as designated by Buyer in writing not less than 10 days prior to the Closing Date.

          (3)  Buyer shall pay to Grace Holdings in U.S. dollars,
                                   on account of the German
                                   Purchase Price, the amount
                                   specified in Section 3.07.

          (c)   Italy.

          (1) Grace Italy shall transfer its right, title and interest in and to the Italian Subject Assets to Buyer Italy and Buyer Italy shall assume the Italian Subject Liabilities by means of a duly executed purchase and sale agreement conforming with the minimum requirements of Italian law.

          (2)   Buyer Italy shall pay to Grace Italy in U.S.
     dollars, on account of the Italian Purchase Price, the amount specified in Section 3.07.

          (d)   Japan.

          (1) Grace Japan shall transfer its right, title and interest in and to the Japanese Subject Assets to Buyer Japan and Buyer Japan shall assume the Japanese Subject Liabilities by means of a duly executed bill of sale and assumption agreement substantially in the form of Exhibit 13.

          (2) Buyer Japan shall pay to Grace Japan on account of the Japanese Purchase Price, the amount specified in
     Section 3.07, which amount shall be stated in U.S. dollars and translated into, and payable in, Japanese Yen, and shall be the Japanese Yen equivalent of a stated amount of U.S. dollars translated into Japanese Yen using the exchange rate on the date preceding the Closing Date as reported in the Wall Street Journal.

          (e)   Netherlands.

          (1) Grace Netherlands shall transfer its right, title and interest in and to the Netherlands Subject Assets to Buyer Netherlands and Buyer Netherlands shall assume the Netherlands Subject Liabilities by means of a duly executed bill of sale and assumption agreement.

          (2) Buyer Netherlands shall pay to Grace Netherlands in U.S. dollars, on account of the Netherlands Purchase
     Price, the amount specified in Section 3.07.

          (f)   Sweden.

          (1) Grace Sweden shall transfer its right, title and interest in and to the Swedish Subject Assets to Buyer Sweden and Buyer Sweden shall assume the Swedish Subject Liabilities by means of a duly executed bill of sale and assumption agreement.

          (2)   Buyer Sweden shall pay to Grace Sweden in U.S.
     dollars, on account of the Swedish Purchase Price, the amount specified in Section 3.07.

          (g)   Switzerland.

          (1) Grace Switzerland shall transfer its right, title and interest in and to the Swiss Subject Assets to Buyer Switzerland and Buyer Switzerland shall assume the Swiss Subject Liabilities by means of a duly executed bill of sale and assumption agreement.

          (2) Buyer Switzerland shall pay to Grace Switzerland in U.S. dollars, on account of the Swiss Purchase Price, the amount specified in Section 3.07.

     3.05 Ancillary Agreements. At the Closing, each of the following agreements shall be executed and delivered by the parties thereto:

          (a) Employee Benefits Agreement Grace and Buyer in the form of Exhibit 10;

          (b)  French Tax Procedures Agreement among Grace
     France, Prochrom, Prochrom R&D and Buyer France substantially in the form of Exhibit 11;

          (c) Insurance Procedures Agreement among WRG and Buyer in the form of Exhibit 12;

          (d) Patent License Agreements between Grace and Buyer in the forms of Exhibit 13 with respect to (i) the license by Grace to Buyer of certain patent rights with respect to processes for preparing membranes, and (ii) the license by Grace to Buyer of certain patent rights with respect to polyimide membranes;

          (e)  Trademark License Agreement between Grace and
     Buyer in the form of Exhibit 14 with respect to the license of the Amicon trademark for use by Grace's Specialty
     Polymers unit; and

          (f)  Transition Services Agreements between certain
     Selling Companies and certain Buying Companies in the form of Exhibit 15 with schedules of space and services in substantially similar form as those attached thereto, to the extent required by the Buyer Group.

     3.06 Amicon Companies Excluded Assets and Liabilities.On the Closing Date, Grace shall (a) cause all rights, properties and other assets of each Amicon Company that are not included in Amicon Companies Assets to be sold, assigned or otherwise conveyed by such Amicon Company to Grace or Grace's designees, and (b) assume or cause one of its designees (other than another Amicon Company) to assume all liabilities and obligations of each Amicon Company that are not included in Amicon Companies Liabilities except for indebtedness for borrowed money of the Prochrom Companies which shall remain outstanding after the Closing. The sale, assignment or conveyance of such rights, properties and other assets, and the assumption of such liabilities and obligations shall not create any liabilities (absolute, accrued, contingent or otherwise, known or unknown) or obligations of the Amicon Companies that shall survive the Closing.

     3.07      Method of Closing Payments.   At the Closing, the
aggregate amount to be paid by the Buying Companies shall be such amount as may be agreed upon by Grace and Buyer in writing not later than 10 business days prior to the Closing Date, which amount shall be the parties' best estimate of the Total Purchase Price after giving effect to the adjustments to be made under
Article 4. The payment at the Closing shall be allocated to the Local Purchase Prices as may be agreed by Grace and Buyer not less than two business days prior to the Closing Date, which allocation shall give effect to Grace's and Buyer's good faith estimates of the amounts of the post-Closing adjustments which shall be payable pursuant to Article 4. All payments at the Closing by the Buying Companies to the Selling Companies, except payments with respect to the Japanese Subject Assets, shall be made by means of a single payment by Buyer, for itself and as agent for the other Buying Companies, to Grace, for itself and as agent for the other Selling Companies, by means of a wire transfer to Grace's account #016-001257 at The Chase Manhattan Bank, ABA #021-000-021.

     3.08 Other Documents to be Executed and Delivered. (a) At the Closing, (i) Grace shall deliver to Buyer an opinion of its General Counsel limited to the due authorization, execution and delivery of this Agreement and the Transaction Documents by Grace and Seller-U.S. and (ii) Buyer shall deliver to Grace an opinion of its General Counsel limited to the due authorization, execution and delivery of this Agreement and the Transaction Documents by Buyer.

     (b) At the Closing, the parties shall execute and deliver such other documents required under the laws of foreign jurisdictions to consummate the transfer of the Total Subject Assets and the Amicon Securities from the Selling Companies to the Buying Companies. None of such documents or any of the documents to be executed and delivered pursuant to Sections 3.03 or 3.04 shall contain provisions that exceed the minimum requirement for such documents in such jurisdictions, shall amend, modify, supersede or expand any of the rights and liabilities or obligations of the parties hereunder, and, except as required by law, this Agreement shall be controlling in the event of any conflict or inconsistency between the provisions hereof and the provisions of any such local documents.

     3.09      Further Assurances of Sellers.   At any time and
from time to time after the Closing, at the request and expense of the Buyer or any of the other Buying Companies, the Selling Companies shall, and shall cause the other members of the Grace Group to execute and deliver, or cause to be executed and delivered, all such deeds, assignments, consents and other documents or instruments of conveyance, and take or cause to be taken all such other actions, as Buyer or any of the other Buying Companies reasonably deem necessary or desirable in order to put the Buying Companies in actual possession or operating control of the Total Subject Assets and the Amicon Securities (including reasonably assisting Buyer to obtain necessary permits and consents in connection with the operation of the Subject Business), or to more fully and effectively vest in the Buying Companies, or to confirm their title to and possession of, the Total Subject Assets and the Amicon Securities.

     3.10      Further Assurances of Buyers.   At any time and
from time to time after the Closing, at the request and expense of Grace or any of the other Selling Companies, the Buying Companies shall, and shall cause the other members of the Buyer Group to, execute and deliver, or cause to be executed and delivered, all such documents, and take or cause to be taken all such other actions, as Grace or any of the other Selling Companies reasonably deems necessary or desirable in order to more fully and effectively divest Grace or any of the other Selling Companies of responsibility for the Total Subject Liabilities and incidents of ownership of the Total Subject Assets and the Amicon Securities.


                           Article 4
           Purchase Prices, Post-Closing Adjustments

     4.01 Closing of Books. The Buying Companies and the Selling Companies or their representatives shall cooperate to close the books of the Amicon Companies, and the accounting records pertaining to the Subject Business of each of the Selling Companies, as of the Valuation Time, all on a going concern basis, and take a physical count of Subject Business inventories of each such company (or those companies otherwise agreed to by the parties) at or within two weeks prior to such time. Such inventory count shall be taken in accordance with the inventory-taking practices and procedures as incorporated in the Amicon Business Work Papers of Price Waterhouse LLP ("Price Waterhouse") related to the PW Statements (to which such work papers Buyer has previously been given access) or, with respect to inventories of the Selling Companies or Amicon Companies not observed by Price Waterhouse, as used by such Selling Companies or Amicon Companies in their most recent physical inventory count for the Subject Business.

     4.02      Definitions.

          (a) "Closing Current Assets" means the aggregate amount, as of the Valuation Time, of all (i) accounts receivable, net of allowances, (ii) inventories, net of reserves, and (iii) other current assets, that are included in the Total Subject Assets and the Amicon Companies Assets, computed in accordance with Section 4.03.

          (b) "Closing Current Liabilities" means the aggregate amount, as of the Valuation Time, of all (i) accounts payable and
(ii) other current liabilities, that are included in the Total
Subject Liabilities and the Amicon Companies Liabilities, computed in accordance with Section 4.03.

          (c) "Closing Working Capital Amount" means the amount of the Closing Current Assets less the amount of the Closing
Current Liabilities.

     4.03 Computations. The Closing Working Capital Amount shall be determined in U.S. dollars on a going concern basis, in accordance with U.S. generally accepted accounting principles applied on a consistent basis with those used in the determination of the Base Working Capital Amount, except as otherwise specified in the schedule to this Section. All amounts originally stated in foreign currency shall be translated into U.S. dollars at the exchange rate for the date preceding the Closing Date as reported in the Wall Street Journal. In addition, the Closing Working Capital Amount shall be determined using the same account classifications, closing procedures and levels of materiality as those used in the preparation of the PW Statements.

     4.04      Closing Statement.   As soon as practicable after
the Closing, Grace shall deliver to Buyer a statement (the "Closing Statement") setting forth Grace's determination of the Closing Working Capital Amount, together with a report of Price Waterhouse stating whether or not the Closing Working Capital Amount shown on the Closing Statement has been determined in accordance with the terms of this Agreement. Upon and after delivery to Buyer of the Closing Statement, Buyer's independent accountants shall, upon request, be given access to Price Waterhouse's working papers to facilitate Buyer's review of the Closing Statement.

     4.05 Acceptance. If the Buyer does not object to the Closing Working Capital Amount shown on the Closing Statement delivered by Grace, by written notice of objection delivered to Grace within 45 calendar days after Buyer's receipt of such statement, describing in reasonable detail each of its proposed adjustments to Grace's determination thereof, then the Closing Working Capital Amount shown on the Closing Statement shall be final and binding on all parties to this Agreement.

     4.06      Non-Acceptance, Resolution of Disputes.

          (a) If Buyer does object to the Closing Working Capital Amount shown on the Closing Statement, then Buyer and Grace shall promptly endeavor to agree upon the proper amount of the items in dispute. If a written agreement determining any disputed item has not been reached within 45 calendar days after the date of receipt by Grace from Buyer of Buyer's notice of objection thereto, then either Grace or Buyer may, by notice to the other, submit for determination by arbitration in accordance with this Section the question of what adjustments, if any, must be made to Grace's determination of the Closing Working Capital Amount in order for it to be determined in accordance with the provisions of this Agreement.

          (b) Any such determination by arbitration shall be made by Deloitte & Touche, L.L.P. (the "Arbitrator") and shall be final and binding on all parties to this Agreement.

          (c) The fees and expenses of the Arbitrator for any determination under this Article shall be shared as follows:
Grace shall bear that portion thereof equal to the total amount of such fees and expenses multiplied by a fraction, the numerator of which shall be the difference between the Closing Working Capital Amount as determined by the Arbitrator and the Closing Working Capital Amount as finally proposed by Grace, and the denominator of which shall be the difference between the Closing Working Capital Amount as finally proposed by Buyer and the Closing Working Capital Amount as finally proposed by Grace. Buyer shall bear the remainder of such fees and expenses.

          (d) Nothing herein shall be construed to authorize or permit the Arbitrator to (i) determine any question or matter whatever under or in connection with this Agreement or any Transaction Document except the determination of what adjustments, if any, must be made to one or more of the items reflected in the Closing Working Capital Amount as shown on the Closing Statement delivered by Grace in order for the Closing Working Capital Amount to be determined in accordance with the provisions of this Agreement, and (ii) determine a Closing Working Capital Amount that is outside of the range defined by the Closing Working Capital Amounts as finally proposed by Grace and Buyer, respectively and (iii) revise the Base Working Capital Amount.

     4.07      Payment of Adjustments.    Promptly after the
Closing Working Capital Amount has been finally determined, Grace shall deliver to Buyer a statement of the Total Purchase Price and of the Local Purchase Prices (the aggregate of which shall equal the Total Purchase Price) determined using the final Closing Working Capital Amount and in conformity with the terms of this Agreement. All local price adjustments shall be settled simultaneously based on such statement not later than 15 calendar days after delivery thereof. If any Local Purchase Price exceeds the amount paid at the Closing with respect thereto, then the appropriate Buying Company shall pay, or shall cause Buyer to pay as its agent, the amount of the excess to the appropriate Selling Company or to Grace as its agent; if any Local Purchase Price is less than the amount paid at the Closing with respect thereto, then the appropriate Selling Company shall, or shall cause Grace as its agent to, refund the amount of the overpayment to the appropriate Buying Company or to Buyer as its agent. To the extent practicable, any amounts due from the Grace Group shall be set off against any amounts due from the Buyer Group. If the net amount of the adjusting payment or payments exceeds $100,000, interest shall be paid on the entire amount of the net adjusting payment or payments, from the Closing Date to the date of payment, at the "prime rate" as in effect on the Closing Date as reported by The Chase Manhattan Bank.


                           Article 5
                    Sellers' Representations

     Grace represents and warrants to Buyer and the other Buying
Companies as follows:

     5.01           Selling Companies' Corporate Status and
               Authority.

Each of Grace and the other Selling Companies is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Each Selling Company (other than Grace) is a direct or indirect wholly owned subsidiary of Grace (except for directors qualifying shares). Grace has full corporate power to enter into this Agreement and the Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder, and to own its properties and carry on the Subject Business as currently conducted. WRG has full corporate power to enter into the Ancillary Agreements to which it will be a party and perform its obligations thereunder. Each Selling Company (other than Grace) has full corporate power to enter into the Transaction Documents to which it will be a party, to own its properties and carry on the Subject Business as currently conducted and will, prior to the Closing, have full corporate power to perform its obligations under each Transaction Document to which it will be a party.

     The execution and delivery by Grace of this Agreement and the Transaction Documents to which it will be a party, and its performance of its obligations hereunder and thereunder, have been duly authorized by all required corporate action. The execution and delivery by WRG of the Transaction Documents to which it will be a party, and its performance of its obligations thereunder, have been duly authorized by all required corporate action. The execution and delivery by each Selling Company (other than Grace) of the Transaction Documents to which it will be a party, and its performance of its obligations thereunder, will, as of the Closing, have been duly authorized by all required corporate action. Grace, each other Selling Company and WRG has (or in the case of Transaction Documents to be executed at the Closing, will have) duly and validly executed and delivered, as the case may be, this Agreement and/or the Transaction Documents to which it will be a party; and this Agreement is and such Transaction Documents will be legally binding on Grace, each other Selling Company and WRG, as the case may be, enforceable against them in accordance with their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, by general principles of equity (regardless of whether considered in a proceeding in equity or one at law), and by public policy.

     5.02 Amicon Companies Corporate Status. Each of the Amicon Companies is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own its properties and carry on its business as currently conducted. Grace has previously delivered or made available to Buyer a complete copy of the charter documents and by-laws (or their equivalent), as currently in effect, of each Amicon Company.

     5.03 Amicon Companies Capitalization. (a) The schedule to this Section sets forth a true and complete listing of the Amicon Securities and the ownership thereof. Grace, Grace Holdings and Grace France have full right and power and and will, prior to the Closing, have full authority to transfer their respective ownership interests in the Amicon Securities free and clear of all Security Interests, other than, in the case of shares held by another member of the Grace Group or an employee of the Grace Group, any repurchase rights of an Amicon Company or other members of the Grace Group. There are no outstanding subscriptions, options, warrants or conversion or other rights, agreements or commitments of any kind (except the repurchase rights described in the preceding sentence) to purchase or otherwise acquire any of the Amicon Securities and no authorization therefor has been given. The Amicon Securities are validly issued, fully-paid and non-assessable. Except as set forth in the schedule to this Section, no Amicon Company owns or controls, directly or indirectly, any capital stock, or other securities of, or has any ownership interest in, any corporation, partnership or other entity.

          (b) The schedule to this Section sets forth a true and complete list of all dividends declared or paid by the Amicon
Companies since the close of business on December 29, 1995.

     5.04      No Conflict.    Except as set forth in the
schedule to this Section, the execution and delivery by WRG, Grace and each other Selling Company of this Agreement and/or the Transaction Documents to which it will be a party, and the performance by WRG, Grace and each other Selling Company of its obligations hereunder and/or thereunder, do not and will not as of the Closing (a) conflict with its charter documents or by-laws, (b) result in any breach of any of the provisions of, or constitute a default under, any judgment, order, decree, or agreement to which it is a party or by which it is bound, which breach or default would materially adversely affect the ability of such entity to execute and deliver this Agreement and/or any Transaction Document to which it will be a party or perform its obligations hereunder or thereunder, or (c) result in the creation of any Security Interest in any of the assets or properties used in the Subject Business (including but not limited to the Amicon Securities).

     5.05      Total Subject Assets and Amicon Companies Assets;

Title Claims. (a) The Total Subject Assets, the Amicon Companies Assets and the Intellectual Property include all of the assets (whether owned or leased or otherwise made available to the Subject Business by agreement) used to conduct the manufacturing operations of the Subject Business as conducted on the date hereof, other than services provided by the Grace Group of an administrative, support, oversight, or professional nature.

     (b) The schedule to this Section sets forth (i) a true and complete list of all real property owned by the Selling Companies and used primarily in the Subject Business and all real property owned by the Amicon Companies, and (ii) a true and complete list of all real property leased by the Selling Companies and used primarily in the Subject Business and all real property leased by the Amicon Companies. Insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, no Amicon Company or Selling Company is in material default under any such lease for real property and all rental amounts due and payable thereunder have been paid.

     (c)  Except as set forth in the schedule to this Section,
(i) the Total Subject Assets and the Amicon Companies Assets are not subject to any lien for borrowed money, and (ii) there are no other defects in any Selling Company's title to any of the Total Subject Assets or the Amicon Companies' title to the Amicon Companies Assets (except with respect to real property, for which the Buying Companies are relying exclusively on title insurance or public records) that would materially interfere with the continued use or operation thereof in the manner heretofore used or operated by the Grace Group in its conduct of the Subject Business.

     5.06      Financial Statements.   (a)  Grace has heretofore
delivered to Buyer a complete copy of the PW Statements which have been audited and reported upon by Price Waterhouse. The PW Statements present fairly, in all material respects, the combined and consolidated working capital and earnings before interest, taxes and amortization of the Subject Business as of December 29, 1995 and for the accounting year then ended on the basis set forth therein and in note 1 thereto in conformity with generally accepted accounting principles.

          (b) The net sales amount set forth in the earnings before interest, taxes and amortization statement contained in the PW Statements do not reflect sales of any products or services (other than in immaterial amounts) that Buyer would be prohibited or restricted from selling after the Closing pursuant to any covenant or provision of this Agreement or any Transaction Document and represents only sales made to entities that are not members of or affiliated with the Grace Group and only sales of products and services of the Subject Business in the ordinary course of business.

          (c)  The aggregate expenses incurred by the Subject
Business to replace products or provide for warranty provisions in connection with the sale of products for the nine months ended
September 30, 1996 did not exceed $300,000.

     5.07      Litigation.    (a)  Except as set forth in the
schedule to this Section, (i) there are no actions, suits, arbitrations or other proceedings pending against any Selling Company, any Amicon Company or the Subject Business that would reasonably be expected to result in losses or damages not covered by Grace's or the Amicon Companies' insurance programs (with deductibles not deemed as losses or damages for such purpose) of more than $50,000 or have a material adverse effect upon the business, financial condition or results of operation of the Subject Business taken as a whole, and (ii) insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, no such actions, suits, arbitrations or other proceedings are threatened.

          (b) Except as set forth in the schedule to this Section, insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, there are no pending or threatened governmental investigations of the Subject Business or any of the Total Subject Assets or the Amicon Companies Assets, including but not limited to investigations relating to compliance with Environmental Law.

     5.08      Asset Disposition or Loss.    Except as set forth
in the schedule to this Section, since December 29, 1995, the Subject Business has not disposed of (other than in the ordinary course of business), or suffered an uninsured casualty loss with respect to, any of its assets whose book value at the time of such disposition or loss was greater than $100,000 or disposed of any patent, patent application or other intellectual property rights.

     5.09 Insurance. The schedule to this Section sets forth insurance coverage for the Subject Business, with applicable deductibles and limits therefor, maintained by Grace and the Amicon Companies for (a) property damage and loss of income by fire and other casualty, and (b) other liabilities, claims, and risks, including products liability. Summaries of claims history under such policies have been made available to Buyer for its inspection. All such policies shall be maintained in full force and effect until the Closing Date and thereafter as described in the Insurance Procedures Agreement.

     5.10      Contracts.     The schedule to this Section lists
(a) each loan or credit agreement under which any Amicon Company or Seller-U.S. is a borrower, excluding any agreement or arrangement maintained by or in conjunction with other members of the Grace Group or any customary credit terms with suppliers, and
(b) each written contract and agreement to which any Amicon Company is a party, and each written contract and agreement pertaining to the Subject Business to which any Selling Company is a party (in each case other than distributorship and agency agreements), that both (i) has an unexpired term of more than one year and cannot be canceled by the Amicon Companies or such Selling Company without penalty upon notice of one year or less, and (ii) is a contract or agreement under which it is reasonably expected that the Subject Business will make expenditures or obtain receipts of more than $100,000 per year; (c) each written noncompetition agreement to which any Amicon Company is a party, and each written noncompetition agreement pertaining to the Subject Business to which any Selling Company is a party; (d) each written agreement entered into outside of the ordinary course of business; (e) each written purchase order, sales invoice, commitment for capital expenditure or other agreement having an unexpired term of less than one year and involving amounts in excess of $1,000,000; (f) each written partnership or joint venture agreement to which any Amicon Company is a party or to which any Selling Company is a party that pertains to the Subject Business and (g) insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, any oral contract or agreement meeting any of the criteria set forth in clauses (a) through (f) above. Insofar as the Grace Executives have knowledge, after consulting with the Subject Business Executives, no party is in material default under any such contract, agreement, commitment or order. Grace has heretofore delivered or made available to Buyer complete copies of all such contracts and agreements as currently in effect.

     5.11      Labor and Employment.    The schedule to this
Section lists each collective bargaining or other similar agreement with a labor union or similar organization which as of the date hereof covers any employee of Seller-U.S. or an Amicon Company. Grace has heretofore delivered or made available to Buyer complete copies of all such agreements as currently in effect. Insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, there are no pending or threatened strikes, slowdowns, walkouts or work stoppages involving employees of Seller-U.S. or any Amicon Company, and no union organizing activities are taking place with respect to such employees.

     5.12      Employee Benefit Plans.   The schedule to this
Section lists each written employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act), excluding governmental plans that as of the date hereof cover any employee of Seller-U.S., and each written employee benefit plan or contract currently maintained by each Amicon Company that provides benefit coverages in addition to those required by applicable law. Grace has heretofore delivered or made available to Buyer complete copies of all such plans that are administered by the Grace Group, and all such contracts to which each Amicon Company is a party, as currently in effect.

     5.13      Environmental Compliance; Remediation.  (a)
Except as set forth in the schedule to this Section, insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, the Subject Business is in substantial compliance with all Environmental Laws, except where the failure so to comply would not reasonably be expected to have a material adverse effect upon the business, financial condition or results of operation of the Subject Business taken as a whole.

     (b) Except as set forth in the schedule to this Section, insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, none of Grace, the Selling Companies or the Amicon Companies is subject to remediation obligations (including but not limited to response costs, cleanup costs, investigative costs or natural resource damages) or for personal injury or property damage of third parties, resulting from the release, discharge, placement, disposal or migration of Hazardous Substances into the environment from the operations of the Subject Business.

     5.14      Intellectual Property.

          (a) The schedule to this Section sets forth a list of all patents, patent applications, trademark registrations, trademark registration applications, and proprietary computer software owned by each Amicon Company, or owned by the Selling Companies and used in the Subject Business, which are part of the Intellectual Property.

          (b) Except as set forth in the schedule to this Section, (i) none of such assets or, insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, any other intellectual property of the Subject Business, is the subject of any pending action, suit or proceeding that would reasonably be expected to have a material adverse effect upon the business, financial condition or results of operation of the Subject Business taken as a whole, (ii) insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, no such action, suit or proceeding is threatened and no person, firm or corporation is engaging or has engaged in any activity which constitutes an infringement of any such assets, and (iii) insofar as the Grace Executives have knowledge after consulting with the Subject Business Executives, the operations of the Subject Business do not infringe upon any intellectual property rights of any third party.

          (c) Except as set forth in the schedule to this Section, neither any Selling Company nor Amicon Company has granted any third party or any member of the Grace Group (other than a unit of the Subject Business) any license to use any of such assets.

          (d) The schedule to this Section lists any contracts under which any Selling Company or Amicon Company has a license from an unaffiliated person to use any patent or trademark that is used in the Subject Business. Insofar as the Grace Executives have knowledge, after consulting with the Subject Business Executives, no party is in material default under any such license. Grace has heretofore delivered or made available to Buyer complete copies of such contracts as currently in effect.

     5.15 Permits; Compliance with Laws. (a) Except as set forth in the schedule to this Section, insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, the Selling Companies and the Amicon Companies have obtained all material permits, licenses or other governmental authorizations (collectively, "Permits") required in connection with the operation of the Subject Business. Except as set forth in the schedule to this Section, since December 29, 1995, neither the Selling Companies nor the Amicon Companies have received any written warning notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Governmental Authority, which violation has not been corrected or otherwise settled, alleging (i) any violation of any such Permit, (ii) that any of the Selling Companies or Amicon Companies require any license or permit required for the Subject Business not currently held by them, or (iii) any current violation of any material federal, state, county, local or foreign laws, ordinances, regulations or orders.

     (b) Except as set forth in the schedule to this Section, insofar as the Grace Executives have Knowledge, after consulting with the Subject Business Executives, the Selling Companies and the Amicon Companies are in compliance with all federal, state, county, local or foreign laws, ordinances, regulations or orders (including but not limited to laws relating to worker health and safety and laws administered by the U.S. Food and Drug Administration), except where the failure so to comply would not reasonably be expected to have a material adverse effect upon the business, financial condition or results of operation of the Subject Business taken as a whole.

     (c) The Subject Business has complied with and is in compliance with the Foreign Corrupt Practices Act and any equivalent non-U.S. regulation or laws.

     5.16      Taxes.   (a) As used in this Section (i) "Tax, or
"Taxes, refers to any United States or foreign income tax (including any alternative or add-on minimum tax) or franchise tax based on net income, any payroll or other similar employment tax, any sales, use, excise, gross receipts or value added tax, or any tax on real or personal property; and (ii) "Taxing Authority, means any Governmental Authority responsible for the imposition of Taxes.

          (b) Insofar as the Grace Executives have knowledge, after consulting with the Subject Business Executives:

          (i) Each Amicon Company has filed all Tax reports and returns that it was required to file with any Taxing
     Authority and has paid all Taxes shown to be due on such returns or in any assessment notices sent to such Amicon
     Company by any Taxing Authority;

          (ii) Each Amicon Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

          (iii) Grace has delivered or will make available to Buyer prior to the Closing complete copies of all Tax returns for each of the Amicon Companies for all open Tax years (except for returns not yet prepared and filed) and Grace has used its best efforts to provide Buyer, to the extent requested by Buyer in writing, all available assessment reports, examination reports and statements of deficiencies assessed against or agreed to by any of the Amicon Companies for such period; and

          (iv) None of the Amicon Companies currently is the beneficiary of any extension of time within which to file any Tax report or return and none of the Amicon Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     5.17. Absence of Certain Changes. Except to the extent set forth in the schedule to this Section, since December 29, 1995:

          (a) Neither any Selling Company nor any Amicon Company has materially changed its cash management practices, including with respect to the collection of accounts receivable, payment of accounts payable, or maintenance of inventory controls;

          (b) Except as set forth in the schedule to this Section, and except as in the ordinary course of business and in accordance with past practices, neither any Selling Company nor any Amicon Company has with respect to any employee of the Subject Business granted any increase in compensation, including any increase pursuant to any bonus, commission, pension, profit sharing or other plan or commitment;

          (c) Neither any Selling Company nor any Amicon Company has made any material change in any internal method of accounting or accounting practice with respect to the Subject Business;

          (d) Neither Grace nor any Selling Company nor any Amicon Company has suffered any damage, destruction or loss in excess of $50,000 (whether or not covered by insurance) to any of the tangible properties or business or operations of the Subject Business;

          (e) (i) The Subject Business has not suffered a material erosion of its customer base; (ii) consolidated 1996 sales through October 31, 1996 exceed consolidated 1995 sales for the 10 month comparable period, and (iii) all such 1996 sales are in respect of bonafide billings for products shipped or the recordation of projects accounted for under the percentage of completion method of accounting consistent with the procedures applied in the preparation of the PW Statements;

          (f) Neither any Selling Company nor any Amicon Company in the conduct of the Subject Business has made any loans or advances to any employee, officer or director, except for loans or advances in the ordinary course of business and consistent with past practices; and

          (g) Neither any Selling Company nor any Amicon Company has made any material change in its maintenance policies or practices with respect to any property, plant or equipment of the Subject Business.

          5.18 Employees. The schedule to this Section contains an accurate and complete list of all employees employed in the Subject Business whose base salary is in excess of $50,000 per year.


                           Article 6
                    Buyers' Representations

     Buyer represents and warrants to Seller-U.S., Grace and the other Selling Companies as follows:

     6.01 Buying Companies' Corporate Status and Authority. Each of Buyer and the other Buying Companies is a corporation duly organized and validly existing under the laws of its jurisdiction of organization. Each Buying Company (other than Buyer) is a direct or indirect subsidiary of Buyer. Buyer has full corporate power to enter into this Agreement and the Transaction Documents to which it will be a party and to perform its obligations hereunder and thereunder. Each Buying Company (other than Buyer) has full corporate power to enter into the Transaction Documents to which it will be a party and will, prior to the Closing, have full corporate power to perform its obligations under each Transaction Document to which it will be a party.

     The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it will be a party, and its performance of its obligations hereunder and thereunder, have been duly authorized by all required corporate action. The execution and delivery by each Buying Company (other than Buyer) of the Transaction Documents to which it will be a party, and its performance of its obligations thereunder, will, as of the Closing, have been duly authorized by all required corporate action. Buyer and each other Buying Company has (or in the case of Transaction Documents to be executed at the Closing, will have) duly and validly executed and delivered, as the case may be, this Agreement and/or the Transaction Documents to which it will be a party; and this Agreement is and such Transaction Documents will be legally binding on Buyer and each other Buying Company, as the case may be, enforceable against them in accordance with their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, by general principles of equity (regardless of whether considered in a proceeding in equity or one at law), and by public policy.

     6.02      No Conflict.    The execution and delivery by
Buyer and each other Buying Company of this Agreement and the Transaction Documents to which it is or will be a party, and the performance by Buyer and each other Buying Company of its obligations hereunder and/or thereunder, do not and will not as of the Closing Date (a) conflict with its charter documents or by-laws, or (b) result in any breach of any of the provisions of, or constitute a default under, any judgment, order, decree, or agreement to which it is a party or by which it is bound, which breach or default would materially adversely affect the ability of such entity to execute and deliver this Agreement and/or any Transaction Document to which it will be a party or perform its obligations hereunder or thereunder.

     6.03 Sufficient Funds. Buyer and the Buying Companies have, and on the Scheduled Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement.

                           Article 7
                     Buyers' Investigation

     The Buying Companies hereby acknowledge the following:

     7.01      Financial Information.    As part of their
investigation, the Buying Companies have been given certain financial statements and projections prepared by the Grace Group with respect to the Subject Business. The Buying Companies acknowledge that there are uncertainties inherent in attempting to make projections and forecasts and formulate opinions, and the Buying Companies are familiar with such uncertainties. Neither Seller-U.S., Grace nor any other member of the Grace Group shall have any liability of any kind to Buyer, the other Buying Companies, or any other member of the Buyer Group, with respect to any such financial information, opinion or forecast except to the extent that they may be part of specific representations and warranties in Article 5.

     7.02      No Additional Representations.    The Buying
Companies are not relying on the Selling Companies (or any other members of the Grace Group) with respect to any matter in connection with the Buying Companies' investigation or evaluation of the Subject Business, the Amicon Companies, the Total Subject Assets, the Total Subject Liabilities, the Amicon Companies Assets or the Amicon Companies Liabilities, except for the specific representations and warranties in Article 5. None of the Selling Companies (nor any other member of the Grace Group) is making any representation or warranty, express or implied, of any nature whatsoever with respect to the Subject Business, the Amicon Companies, the Total Subject Assets, the Total Subject Liabilities, the Amicon Companies Assets or the Amicon Companies Liabilities except for the specific representations and warranties in Article 5.

     7.03      Effect of Transfer.    The Buying Companies have
taken responsibility for evaluating the effect on the Total Subject Assets and the Amicon Companies Assets of the transfer of ownership of the Total Subject Assets and the Amicon Securities to the Buying Companies including, without limitation, the effect of the failure to obtain any third party or governmental consents or approvals.


                           Article 8
                           Covenants

     8.01      Access and Inquiry.      Between the date of this
Agreement and the Closing, the Buying Companies shall have reasonable access to the facilities of the Subject Business and will, upon request, be permitted to contact and make reasonable inquiry of employees, customers, suppliers, vendors and other contractors of the Selling Companies and the Amicon Companies regarding the Subject Business, the Total Subject Assets, the Total Subject Liabilities, the Amicon Companies Assets and the Amicon Companies Liabilities. The Selling Companies shall, and shall cause the Amicon Companies to, make available to the Buying Companies all books, records, and other financial data and files of the Selling Companies and the Amicon Companies relating directly to the Subject Business, the Total Subject Assets, the Total Subject Liabilities, the Amicon Companies Assets and the Amicon Companies Liabilities, to the extent reasonably requested by any Buying Company. The Buying Companies acknowledge that the terms of Buyer's letter agreement on confidentiality with respect to the Subject Business executed in favor or Grace shall apply to information gained by any Buying Company pursuant to the foregoing.

     8.02      Hart-Scott-Rodino Act.   As promptly as
practicable after the date of this Agreement, Grace and Buyer shall file or cause to be filed appropriate Notification and Report Forms under the HSR Act. Grace and Buyer shall cooperate to coordinate such filings, and to make reasonable efforts to respond to any governmental request or inquiry with respect thereto.

     8.03      Licenses and Permits.    As soon as practicable
after the date hereof, the Buying Companies shall prepare and file or cause to be prepared and filed with the appropriate licensing and permitting authorities applications for the issuance to the Buyer Group of all governmental licenses and permits that Buyer determines are necessary for the Buyer Group to operate the Subject Business after the Closing. The Buying Companies shall use all reasonable efforts to secure such licenses and permits. The Selling Companies shall, and shall cause the Amicon Companies to, use reasonable efforts to assist the Buyer Group in the preparation of such applications and the securing of such licenses and permits.

     8.04      Notices to Third Parties.    The Buying Companies
and the Selling Companies shall cooperate to give notice to all third parties and to make all other filings that may reasonably be required to consummate the transactions contemplated by this Agreement including but not limited to filings with the Treasury Department of the Ministry of Economy and Finance of France.

     8.05      Reasonable Efforts.   In making reasonable efforts
under Sections 8.02, 8.03 and 8.04, no member of the Grace Group or the Buyer Group shall be required to make any payment (other than statutorily required payments and reasonable legal fees) that it is not presently contractually required to make, divest any assets (including but not limited to assets of the Subject Business), make any change in the conduct of its business or that of the Subject Business, accept any limitation on the future conduct of its business or that of the Subject Business, enter into any other agreement or arrangement with any person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing.

     8.06 Authorization of Selling and Buying Companies. Grace and Buyer shall cause each of the other Selling Companies and Buying Companies, respectively, to take all required corporate action to approve the transactions contemplated by this Agreement and the Transaction Documents prior to the Closing, and shall cause such Selling Companies and Buying Companies to execute and deliver the Transaction Documents to which they will be parties and all other agreements, instruments and other documents necessary or appropriate to consummate such transactions.

     8.07 Exclusivity. So long as this Agreement is in effect, neither Grace nor any of the Selling Companies or Amicon Companies or any of their respective directors, officers, employees or other representatives or agents shall, directly or indirectly, initiate, encourage or solicit any offers or proposals for, participate in any discussions or negotiations regarding, or provide information to any corporation, partnership, person, or other entity or group in connection with, an acquisition of all or any portion of the Subject Business, the Amicon Securities, the Amicon Companies Assets or the Total Subject Assets or any merger, reorganization, recapitalization or similar transaction.

                           Article 9
            Conduct of Business Prior to the Closing

     Except as otherwise consented to by Buyer, from the date of this Agreement until the Closing:

     9.01      Operation in Ordinary Course.   The Selling
Companies shall, and shall cause the Amicon Companies to, conduct the Subject Business only in the ordinary course of business and consistent with prior practice.

     (a) Without limiting the generality of the foregoing, the Selling Companies shall not and shall cause the Amicon Companies not to, without the written approval of Buyer:

          (i) amend the certificate of incorporation or by-laws of any Amicon Company;

          (ii) declare, set aside, or pay any dividend or make any other distribution on or in respect of the Amicon
     Securities;

          (iii) enter into or assume any contract that would be required to be disclosed in any schedule to Article 5 or materially amend or modify any contract listed in any such schedule;

          (iv) merge or consolidate with any other entity; acquire all or substantially all of the business or assets of any other entity; acquire (directly or indirectly) any capital stock, bonds, or other securities of, or any proprietary interest in, any other entity, or acquire (directly or indirectly) control of the management or policies of any other entity;

          (v) enter into or assume any obligation for borrowed money, other than any agreement or arrangement maintained by or in conjunction with other members of the Grace Group or customary credit terms with suppliers;

          (vi) create or assume any Security Interest upon any asset or acquire any asset subject to a Security Interest;

          (vii)  sell, lease (as lessor), transfer, license (as
     Licensor), or otherwise dispose of, any asset of the Subject
     Business with a book value of $100,000 or more (other than any of the Total Excluded Assets);

          (viii) make any capital expenditure or commitment for additions to property, plant or equipment in respect of the Subject Business, except for expenditures in the ordinary course of business no one of which exceeds $25,000; or

          (ix) make any loan or advance to any other person or entity (other than routine travel advances to employees).

(b) Also without limiting the generality of the foregoing, the Selling Companies shall and shall cause the Amicon Companies to:

          (i) continue to conduct the Subject Business (including with respect to its cash management practices, the collection of receivables, inventory control and payment of payables) in substantially the same manner as heretofore conducted and exercise reasonable business efforts to preserve intact its present business organization, to keep available the services of the present employees of the Subject Business, and to preserve the good will and relationships of the Selling Companies and the Amicon Companies with employees, customers and suppliers of the Subject Business;

          (ii) maintain the material structures, equipment and other tangible real and personal property of the Subject
     Business (including the Total Subject Assets and the Amicon
     Companies Assets) in a manner consistent with prior practices;

          (iii) maintain books of account and records of the Subject Business consistent with prior practices; and

          (iv) maintain in full force and effect the existence of the Intellectual Property set forth on Schedule 5.14(a).


                           Article 10
       Conditions Precedent to the Obligations of Buyers

     All obligations of the Buying Companies under this Agreement are subject, at Buyer's option, to the fulfillment prior to or at the Closing, of each of the following conditions:

     10.01 Accuracy of Representations and Warranties.Each and every representation and warranty of Grace under this Agreement that is qualified by materiality shall be true and accurate and each of the representations and warranties of Grace under this Agreement that is not so qualified shall be true and accurate in all material respects as of the Closing, except as may be affected by changes in the ordinary course of business that occur between the date of this Agreement and the Closing, which changes would not reasonably be expected to have, alone or in the aggregate, a material adverse effect on the business, financial condition or results of operation of the Subject Business taken as a whole.

     10.02 Performance of Covenants and Agreements. Seller-U.S., Grace and the other Selling Companies shall have performed in all material respects all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

     10.03     Hart-Scott-Rodino Act and Other Governmental      Approvals.

     All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ; no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason; and no representative of either the FTC or the DOJ shall have requested a delay of the Closing for a period which has not expired, which request has not been withdrawn.

     10.04 Permits and Consents. There shall be no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority required in connection with the transactions contemplated by this Agreement that has not been accomplished or obtained and that may not be accomplished or obtained after the Closing without material penalty or other material adverse consequences to the Buyer Group.

     10.05     Litigation.    No action, suit, proceeding,
investigation, or inquiry by any third party (including but not limited to any Governmental Authority) shall have been instituted or threatened (and remain pending or threatened on the date of the Closing) against any member of the Grace Group or the Buyer Group that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement that, if successful, would materially adversely affect the right of the Buying Companies to consummate the transactions contemplated by this Agreement or to continue the Subject Business substantially as currently operated.

     10.06     Certificate of Grace.    Grace shall have
delivered to Buyer a certificate of Grace, dated the date of the Closing, signed by any Vice President or more senior officer of Grace certifying that: (a) each and every representation and warranty of Grace under this Agreement that is qualified by materiality shall be true and accurate and each of the representations and warranties of Grace under this Agreement that is not so qualified shall be true and accurate in all material respects as of the Closing, and (b) Grace and the other Selling Companies have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

     If such certificate lists any exceptions to either of the statements set forth in clauses (a) or (b) above, and the Buying Companies accept such certificate and proceed with the Closing, the Buyer Group shall not be deemed to have waived any rights against the Grace Group with respect to such exceptions.

     10.07 Opinion of Counsel. Grace shall have delivered to Buyer an opinion of the General Counsel of Grace, dated the Closing Date, with respect to the authorization, execution and delivery of this Agreement and the Transaction Documents by Grace and Seller-U.S.


                           Article 11
      Conditions Precedent to the Obligations of Sellers

     All obligations of the Selling Companies under this Agreement are subject, at Grace's option, to the fulfillment prior to or at the Closing, of each of the following conditions:

     11.01     Accuracy of Representations and Warranties.
Each and every representation and warranty of Buyer under this Agreement shall be true and accurate in all material respects as of the Closing.

     11.02 Performance of Covenants and Agreements. The Buying Companies shall have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

     11.03 Hart-Scott-Rodino Act and Other Governmental Approvals. All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ; no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason; and no representative of either the FTC or the DOJ shall have requested a delay of the Closing for a period which has not expired, which request has not been withdrawn.

     11.04 Permits and Consents. There shall be no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority required in connection with the transactions contemplated by this Agreement that has not been accomplished or obtained and that may not be accomplished or obtained after the Closing without material penalty or other material adverse consequences to the Grace Group.

          (b) The Selling Companies shall have been released from all guaranties issued to financial institutions with respect to indebtedness for borrowed money owed by any Amicon Company.

     11.05     Litigation.   No action, suit, proceeding,
investigation or inquiry by any third party (including but not limited to any Governmental Authority) shall have been instituted or threatened (and remain pending or threatened on the date of the Closing) against any member of the Grace Group or the Buyer Group that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement.

     11.06 Certificate of Buyer. Buyer shall have delivered to Seller a certificate of Buyer, dated the date of the Closing, signed by a Vice President or more senior officer of Buyer, certifying that: (a) each and every representation and warranty of Buyer under this Agreement that is qualified by materiality shall be true and accurate and each of the representations and warranties of Buyer under this Agreement that is not so qualified shall be true and accurate in all material respects as of the Closing, and (b) Buyer and the other Buying Companies have performed in all material respects at or prior to the Closing all of the covenants and agreements required to be performed by them at or prior to the Closing pursuant to this Agreement.

     11.07 Opinion of Counsel. Buyer shall have delivered to Grace an opinion of Geoffrey Nunes, General Counsel to Buyer, dated the Closing Date, with respect to the authorization, execution and delivery of this Agreement and the Transaction Documents by Buyer.


                           Article 12
                        Employee Matters

     12.01 Employees of Amicon Companies. Buyer acknowledges that the job position and terms and conditions of employment of all active and inactive employees of the Amicon Companies shall not be affected by the occurrence of the Closing, except as provided by the Employee Benefits Agreement with respect to employee benefit plans. This provision shall not constitute any representation by Buyer or any Buying Company that such employees will continue such employment with an Amicon Company for any minimum period time after the Closing (except as required by law).

     12.02     Current and Continued Employees.   (a)  On the
Closing Date, the following individuals shall cease to be employees of the Grace Group: (i) each employee of Seller-U.S. and Amicon Ireland, (ii) each employee of the Grace Group (other than Seller-U.S., Amicon Ireland and the Amicon Companies) who is employed exclusively in the Subject Business, (iii) each employee of the Grace Group (other than Seller-U.S., Amicon Ireland and the Amicon Companies) who performs substantial services for the Subject Business and is designated by Grace as an employee who is to be transferred with the Subject Business, and (iv) each employee who replaces any employee described in clauses (i), (ii) or (iii). All employees described in clauses (ii) and (iii), as of a recent date are listed on the schedule to this Section. All employees described in clauses (i), (ii), (iii) and (iv) are referred to as "Current Employees".

          (b) Each Current Employee who accepts an offer of employment made by a member of the Buyer Group in accordance with
Section 12.03 shall become an employee of such member of the Buyer Group effective on the Closing Date; and all such Current Employees shall be referred to as "Continued Employees".

     12.03  No Obligation to Hire Current Employees.   (a) The
Buying Companies shall have no obligation to offer any Current Employee employment with a member of the Buyer Group. Prior to the Closing Date, Buyer will be given the opportunity to interview all Current Employees during working hours. Buyer will use all reasonable efforts to give to Seller a list of those Current Employees to whom an offer of employment will not be made, at least 10 days prior to the Closing.

     (b) Buyer acknowledges that its intent to consolidate the facilities of the Buyer Group with the facilities of the Subject Business after the Closing could affect the ability of Grace to preserve the relationships between the Selling Companies and the Amicon Companies and the employees of the Subject Business.
Grace believes that it has established incentives for the key employees of the Subject Business to remain with the Subject Business through the Closing Date. However, Grace makes no representation regarding (i) whether a Subject Business employee will be available for hire as of the Closing Date, (ii) which, if any, Current Employees will accept an offer of employment with the Buyer Group, or (iii) which, if any, employees of the Amicon Companies will continue such employment after the Closing.

     12.04 Terms of Employment. Subject to the Employee Benefits Agreement, from and after the Closing, the Continued Employees and employees of the Amicon Companies: (a) shall be treated in a similar manner as the other employees of the Buyer Group who are similarly situated, (b) shall be entitled to participate on the same basis as such other employees in all job training, career development and educational programs of the Buyer Group, and (c) shall be entitled to fair and equitable consideration together with such other employees in connection with any management or executive job opportunities or any other promotional opportunities with the Buyer Group.

     12.05 Recognition of Seniority. The Buyer Group shall recognize continuous service with the Grace Group (including predecessor employers to the extent such service is recognized by the Grace Group) for the purpose of determining seniority as this may be used for the determination of service awards, severance benefits, vacations, sick leave and other terms and conditions of employment related to seniority, provided, however, that with respect to Buyer Group's U.S. Participation Plan and Savings Plan (a defined contribution plan) and U.S. Retirement Plan for Employees of Millipore Corporation (a defined benefit plan), continuous service with the Grace Group shall be recognized with respect to eligibility and vesting in those plans only, but such continuous services shall not be recognized for purposes of determining the amount of retirement benefit, if any, under the Retirement Plan for Employees of Millipore Corporation.

     12.06     Employment Related Indemnities.   The Buying
Companies shall, and shall cause the other members of the Buyer Group to, indemnify the Selling Companies and the other members of the Grace Group against liability, loss, damage, claim, penalty, fine, cost or expense (including but not limited to Litigation Expenses, as defined in Section 14.01) resulting from:
(a) the Buyer Group's hiring practices and decisions with respect to the Current Employees and/or the Subject Business (including, but not limited to, expenses and costs related to Grace's defense of claims arising from the termination of employment of any Current Employee who is not offered employment by any member of the Buyer Group), (b) the employment, or termination of employment, at or after the Closing, of any Continued Employee, or any employee of an Amicon Company, (c) any claim on or after the Closing Date that is made by any Current Employee or any employee of an Amicon Company for any severance pay or termination indemnity or other severance or termination benefit, including but not limited, to any individual who under applicable law or otherwise is entitled to severance upon dismissal by the Selling Companies or upon refusing an offer to become an employee of the Buyer Group (except as provided in the Employee Benefits Agreement), (d) any claim made by any Continued Employee or any employee of an Amicon Company that results from any reduction or change to the employment-related benefits provided to such an employee, which occurs on or after the Closing Date, (e) any change in the collective organization or joint committees applicable to any Continued Employee or any employee of an Amicon Company that occurs on or after the Closing Date, and (f) any claim under the U.S. federal Worker Adjustment and Retraining Notification Act or any comparable U.S. state or non-U.S. law arising out of any actions taken by the Buyer Group on or after the Closing Date (including, but not limited to, the Buyer Group's failure to hire any group of such employees, as of the Closing Date) or as a result of the transactions contemplated by this Agreement. If any claim is made against Grace which could give rise to an obligation by Buyer to indemnify Grace under this Section, such claim shall be treated as a Third Party Claim and the provisions of Section 14.06 shall apply.

     12.07     Employee Information Sharing.   After the Closing,
the Buying Companies shall, and shall cause the Amicon Companies to, provide to the Grace Group, and the Selling Companies shall, and shall cause the other members of the Grace Group to, provide to the Buyer Group, on a continuing basis at no cost to the recipient, such information regarding employees of the Subject Business under the Grace Group's ownership, as may be reasonably requested. This Section shall not compel any person to maintain records beyond the periods specified in Sections 15.02 and 15.03.


                           Article 13
                          Termination

     13.01     Rights to Terminate

               (a) This Agreement may be terminated at any time prior to the Closing by written agreement of Grace and Buyer.

               (b) If the conditions set forth in Section 10.03 and 11.03 have not all been fulfilled, or waived by the party entitled to waive such conditions, on or before January 31, 1997, then unless Grace and Buyer shall agree otherwise in an amendment to this Agreement executed and delivered in accordance with
Section 19.06, either Grace or Buyer may terminate this Agreement by giving notice to the other, in the manner provided in Section 18.01, at any time prior to the fulfillment or waiver of all such conditions.

               (c) If for any reason the Closing shall not have taken place on or before January 31, 1997 (or any later date agreed to as the Scheduled Closing Date in an amendment to this Agreement executed in accordance with Section 19.06), then either Grace or Buyer may terminate this Agreement at any time thereafter by giving notice of such termination to the other in the manner provided in Section 18.01.

     13.02     Consequences of Termination

               (a) The termination of this Agreement, whether in accordance with any of the provisions of Section 13.01 or otherwise, shall not affect the rights of any Buying Company or Selling Company for any prior breach of any covenant or agreement contained in this Agreement, except as provided in Section 14.04(c) and except that upon termination in accordance with any of the provisions of Section 13.01, the parties (and all related persons) shall be released from any and all liability for breach of any of the representations and warranties contained in Articles 5 and 6.

          (b)  The obligations of the parties under Sections
17.01 and 17.02 shall survive any termination of this Agreement.


                           Article 14
                    General Indemnification

     14.01     Definitions.    As used in this Article:

               (a) "Damages" means any and all penalties, fines, damages, liabilities, losses or costs (including reasonable Litigation Expenses incident to Third Party Claims, but excluding incidental, indirect or consequential damages, damages for lost profits, and Litigation Expenses incident to Direct Claims).

               (b)  "Direct Claims" means claims other than Third
Party Claims.

               (c) "Litigation Expenses" means attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim.

               (d) "Income Tax" means any federal, state, local or foreign governmental tax or assessment measured (in whole or in part) by or imposed upon income, and any interest and penalties assessed on any such tax or assessment.

               (e)  "Tax Claims" means any claims, demands,
suits, actions or proceedings by any Governmental Authority involving an Amicon Company (other than Prochrom or Prochrom R&D) that could give rise to a liability for Income Taxes attributable to tax periods ending on or prior to December 31, 1996. A Tax Claim shall be deemed a Third Party Claim for purposes of this Article. For purposes of this Article, the Damages arising from any Tax Claim involving an Amicon Company shall be reduced by the relevant Amicon Company's net operating losses as of the Closing Date. For purposes of the preceding sentence, the net operating losses of any Amicon Company shall include any increases or decreases that may be the result of an agreed upon or adjudicated adjustment by any tax authority to the Amicon Company's net operating losses.

               (f)  "Third Party Claims" means any and all
claims, demands, suits, actions or proceedings by any person or entity, other than members of the Buyer Group or the Grace Group, which could give rise to a right of indemnification under this Article.

     14.02     Sellers' Indemnification.

               (a) Subject to the terms and limitations of this Article, the Selling Companies shall, jointly and severally, indemnify the Buying Companies, the Amicon Companies and the other members of the Buyer Group against any Damages that are caused by or arise out of (i) the failure of any Selling Company to perform and fulfill any provision or agreement to be performed or fulfilled by it under this Agreement or any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty of Grace set forth in Article 5, (iii) any of the Total Excluded Liabilities, or (iv) any Tax Claims.

               (b) The representations and warranties of Grace set forth in Article 5 shall survive the Closing. The representations and warranties set forth in Section 5.05 and subsequent Sections of Article 5 shall expire and be of no further force and effect sixteen (16) months after the Closing Date, except with respect to claims Buyer has previously asserted against Grace in writing, setting forth with reasonable specificity the nature of such claims.

     14.03 Buyers' Indemnification. (a) Subject to the terms and limitations of this Article, the Buying Companies shall, and shall cause the Amicon Companies to, jointly and severally, indemnify the Selling Companies and the other members of the Grace Group against any Damages that are caused by or arise out of (i) the failure of any Buying Company or Amicon Company to perform or fulfill any provision or agreement to be performed or fulfilled by it under this Agreement or any of the Transaction Documents, (ii) any inaccuracy in any representation or breach of any warranty of Buyer set forth in Article 6, (iii) the failure of any Buying Company or Amicon Company subsequent to the Closing to perform or fulfill its respective obligations under any contract, agreement or obligation included in the Total Subject Liabilities or to which an Amicon Company is a party for which any member of the Grace Group is or may be liable, as a guarantor or otherwise, or (iv) any of the Amicon Companies Liabilities or the Total Subject Liabilities, including, without limitation (but subject to the cost sharing provisions of Section 14.05, the indemnification provisions of Section 14.05(f) and the provisions of Section 5.13), any liability or obligation relating to the Subject Business or the Total Subject Assets based upon or arising under any Environmental Law, including CERCLA, 42 USC Sec. 9601, et seq., as such statute may be amended from time to time, or any successor statute thereto.

          (b) The representations and warranties of Buyer set forth in Article 6 shall survive the Closing.

     14.04     Limitations.

          (a) The Buying Companies, the Amicon Companies and the other members of the Buyer Group may not assert any claim for indemnification under this Article (a "Buyers' Claim") with respect to the breach of any representation or warranty in
Section 5.05 or subsequent Sections of Article 5 (but excluding
Section 5.13(b), which shall be governed by Section 14.05), (i) unless such Buyers' Claim gives rise to Damages (excluding Litigation Expenses for purposes of the threshold set forth in this clause (i) only) in excess of $25,000 and (ii) unless and until the aggregate amount of such Buyers' Claims shall exceed $1,000,000.

          (b) The dollar thresholds set forth in this Section have been negotiated for the special purpose of the provision to which they relate, and are not to be taken as evidence of the level of "materiality" for purposes of any statutory or common law which may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue.

          (c) Any nonperformance of any provision of Article 9 of which Buyer or any Buying Company is aware as of the Closing Date, shall be considered nonfulfillment of the conditions set forth in Section 10.02, and following the Closing Date no member of the Grace Group shall have any liability therefor or in connection therewith.

     14.05 Special Environmental Indemnification. (a) Notwithstanding anything in this Agreement to the contrary, and subject to the terms, conditions and limitations of Sections 14.05(b),(c), and (d), the Selling Companies shall, jointly and severally, indemnify the Buying Companies, or any other member of the Buyer Group against any Damages arising under Environmental Law ("Environmental Damages") relating to or arising from remediation actions (including, without limitation, removal, response, cleanup, investigation, or monitoring), or liability for personal injury, property damage, or natural resource damages that may be imposed upon or incurred by the Buying Companies or any other member of the Buyer Group with respect to the release, discharge, or placement of Hazardous Substances which occurred prior to the Closing Date, into soil, groundwater, or surface water. The Buying Companies shall and shall cause the other members of the Buyer Group to, maintain and preserve records relating to the treatment, transport, storage, or disposal (including such activities after the Closing Date) of such Hazardous Substances. Copies of such records will be made available upon request of the Selling Companies.

          (b) None of the Buying Companies or the other members of the Buyer Group shall be entitled to indemnification under
Section 14.05(a) until the aggregate of the Buying Companies' or other members of the Buyer Group's Environmental Damages described in Section 14.05(a) exceeds $250,000 for the facility to which the claim relates (the "Environmental Deductible"), and then such indemnification shall apply only with respect to the Environmental Damages exceeding such Environmental Deductible. After the Environmental Deductible has been paid and met for an individual facility by members of the Buyer Group, then the Buying Companies or the members of the Buyer Group, as the case may be, on the one hand and Grace on the other hand, shall each share in 50% of future Environmental Damages with respect to such facility, until the aggregate expenditures for all facilities by the Selling Companies equals $2,000,000 (the "Seller Cap"). When the Seller Cap is reached, the Buying Companies or other members of the Buyer Group shall bear 100% of all such Environmental Damages in excess of the Seller Cap.

          (c) The Selling Companies shall have no obligation to indemnify any of the Buying Companies or other members of the Buyer Group pursuant to Section 14.05(a) for any Environmental Damages except to the extent such Environmental Damages result from or arise out of: (i) a Third Party Claim; (ii) a suit, order, demand, or directive by any Governmental Authority; (iii) an affirmative obligation under Environmental Law; or (iv) remediation obligations not disclosed in the schedule to Section 5.13(b).

          (d) The Selling Companies' indemnification obligations under Section 14.05(a) shall be limited to those matters of which a Buying Company or a member of the Buyer Group provides notice to Grace within two years after the Closing Date; except that if on the second anniversary of the Closing Date, the current owner of the property at 18 Cherry Hill Drive, Danvers, Massachusetts has filed an application for or appointment of a receiver or filed a voluntary or involuntary petition under any provision of a state or federal bankruptcy law, then the Buyer shall have up to four years after the Closing Date to make a claim under
Section 14.05(a) with respect to any unknown Environmental Damages at Seller-U.S.'s property at 12 Cherry Hill Drive related to the matter described in item 2 of the schedule to Section 5.13(b).

          (e) The Buying Companies and the other members of the Buyer Group shall have sole control over all aspects of the resolution of the matters for which the Selling Companies are obligated to indemnify a Buying Company or another member of the Buyer Group under Section 14.05(a). The Buying Companies shall keep Grace reasonably informed of the progress of the resolution of such matters and shall provide Grace with copies of all material plans, reports, and correspondence submitted to any Governmental Authority with respect to such matters. The Buying Companies shall also give due consideration to any comments, requests or suggestions made by Grace with respect to such matters. Each party shall reasonably cooperate with one another and the Buying Companies and other members of the Buyer Group shall exercise their rights of control in good faith and in a reasonable manner. Failure by either party to comply with any provision of this Section 14.05(e) shall not result in a waiver of either party's rights under Section 14.05, except to the extent the other party is substantially prejudiced by such failure.

          (f) Grace shall indemnify the Buying Companies or any other member of the Buyer Group against any fines or penalties resulting from the exceedance of biological oxygen demand (BOD) discharge limits at the Danvers, Massachusetts facility prior to the Closing Date. Notwithstanding any other provision in this Section regarding indemnification for Environmental Damages, Grace shall be responsible for payment of all Environmental Damages under this Section 14.05(f) and without regard to the time limitations of Section 14.05(d).

     14.06     Defense of Third Party Claims.     (a) Promptly
after learning of any Third Party Claim for which any member of the Grace Group or any member of the Buyer Group, as the case may be (individually an "Indemnified Party" and collectively an "Indemnified Group"), intends to seek indemnification from any member of the Buyer Group or any member of the Grace Group, as the case may be (individually an "Indemnifying Party" and collectively an "Indemnifying Group") or to have taken into account for purposes of determining whether or not the dollar thresholds in Section 14.04 have been met, written notice of such Third Party Claim shall be given by the Indemnified Group to the Indemnifying Group. It shall be a necessary condition of any claim by any Indemnified Party for indemnification under this Agreement with respect to any Third Party Claim, or for such Third Party Claim to be taken into account for purposes of determining whether or not the dollar thresholds in Section 14.04 have been met, that the Indemnified Party notify the Indemnifying Party prior to the time when the Indemnifying Party's ability to contest the Third Party Claim would be materially impaired by lack of notice. If no Indemnified Party gives such notice of a Third Party Claim, then all members of the Indemnified Group shall be deemed to have waived all rights to indemnification or payment with respect to such Third Party Claim. For instances where Grace or any member of the Grace Group is the Indemnifying Party, notices shall be given to Grace. For instances where Buyer or any member of Buyer Group is the Indemnifying Party, notices shall be give to Buyer.

          (b) Except as otherwise provided in subsection (d) of this Section, the Indemnifying Group, or any member thereof, may undertake the defense of a Third Party Claim that it has been properly notified of, by written notice to the Indemnified Group not later than 60 calendar days after receipt of notice of the claim. For instances where Grace or any member of the Grace Group is the Indemnified Party, notices shall be given to Grace. For instances where Buyer or any member of Buyer Group is the Indemnified Party, notices shall be give to Buyer. Failure on the part of the Indemnifying Group to so notify the Indemnified Group that it will undertake such defense shall be deemed to be a waiver of the Indemnifying Group's or any member's thereof right to undertake such defense. If the Indemnifying Group or any member thereof undertakes the defense of any Third Party Claim, then it shall control the investigation and defense thereof, except that the Indemnifying Group or any member thereof shall not require any member of the Indemnified Group, without the Indemnified Group's prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, that it reasonably considers to be against its interest, nor shall the Indemnifying Group or any member thereof, without the prior written consent of the Indemnified Group, consent to any settlement that requires any member of the Indemnified Group to make any payment that is not fully indemnified under this Agreement or taken into account under Section 14.04; and subject to the Indemnifying Group's control rights, the Indemnified Group may participate in such investigation and defense, at its own expense. If the Indemnifying Group does not undertake the defense of a Third Party Claim, then except as otherwise provided in subsection (c) of this Section, the Indemnified Group shall control such investigation and defense, except that the Indemnified Group shall not require a member of the Indemnifying Group, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, that the Indemnifying Group reasonably considers to be against its interest, nor shall the Indemnified Group, without the prior written consent of the Indemnifying Group, consent to any settlement; and subject to the Indemnified Group's control rights, the Indemnifying Group may participate in such investigation and defense, at its own expense.

          (c) If there is a material conflict of interest between the Indemnified Group and the Indemnifying Group with respect to a Third Party Claim, then neither group shall be entitled to assume the defense thereof. In such event the Indemnified Group and the Indemnifying Group shall each be entitled to conduct its own investigation and defense, but the parties shall cooperate to conduct such investigation and defense as efficiently as possible. If a member of the Indemnifying Group is required to indemnify the Indemnified Group with respect to such Third Party Claim, then it shall pay the reasonable attorneys' fees and expenses of the individual or firm representing the Indemnified Group with respect thereto.

          (d) The Buying Companies shall, and shall cause the other members of the Buyer Group and the Amicon Companies to, and Grace shall, and shall cause the other members of the Grace Group to, make available to each other, their counsel and other representatives, all information and documents reasonably available to them that relate to any Third Party Claim, and otherwise cooperate, including making relevant personnel available, as may reasonably be required in connection with the investigation and defense thereof.

          (e) If any Tax Claim results in a refund of any amount previously paid by an Amicon Company, if any Amicon Company directly or indirectly receives a refund for previously paid taxes, interest and penalties that relates to Income Taxes attributable to tax periods ending on or before December 31, 1996 (whether as the result of a Tax Claim or otherwise), then Grace or another designated member of the Grace Group shall be entitled to such refund and Buyer shall, or shall cause the appropriate Amicon Company to, pay such refund to Grace or its designee promptly after receipt thereof.

          (f) The provisions of Section 14.06 shall not apply to any Third Party Claim that is subject to Special Environmental
Indemnification.

     14.07     No Consequential or Lost Profit Damages.    No
party to this Agreement, nor any other member of the Grace Group or the Buyer Group, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim for indemnification under this Article, nor, in connection with any Direct Claim, shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such party's incidental, indirect or consequential damages or damages for lost profits.


                           Article 15
                 Cooperation in Various Matters

     15.01     Mutual Cooperation.    After the Closing, each
party to this Agreement shall, and shall cause its respective subsidiaries to, cooperate with each other party and its subsidiaries as reasonably requested by such other party in connection with the prosecution or defense of any claims or other matters relating to the Subject Business. Such cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees.

     15.02     Preservation of Buyers' Files and Records.
For a period of seven years after the Closing, the Buying Companies shall, and shall cause the other members of the Buyer Group to, preserve all files and records in their possession relating to the Subject Business prior to the Closing, allow the Grace Group access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and not dispose of any thereof, except that at any time after the Closing, any member of the Buyer Group may give Grace written notice of its intention to dispose of any records that are more than five years old, specifying the items to be disposed of in reasonable detail. Any member of the Grace Group may, within a period of sixty days after Grace's receipt of any such notice, notify Buyer of the Grace Group's desire to retain one or more of the items to be disposed of. Buyer shall, upon receipt of such a notice from a member of the Grace Group, deliver to such member of the Grace Group, at the Grace Group's expense, the items which the Grace Group has elected to retain.

     15.03 Preservation of Selling Companies' Files and Records. For a period of seven years after the Closing, the Selling Companies shall, and shall cause the other members of the Grace Group to, preserve all files and records in their possession relating directly and primarily to the Subject Business, allow the Buyer Group access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and not dispose of any thereof, except that at any time after the Closing, any member of the Grace Group may give Buyer written notice of its intention to dispose of any records that are more than five years old, specifying the items to be disposed of in reasonable detail. Any member of the Buyer Group may, within a period of sixty days after receipt of any such notice, notify Grace of the Buyer Group's desire to retain one or more of the items to be disposed of. Grace shall, upon receipt of such a notice from the Buyer Group, deliver to such member of the Buyer Group, at the Buyer Group's expense, the items which the Buyer Group has elected to retain.


                           Article 16
                      Post-Closing Matters

     16.01     Reports.    The Buying Companies shall, and shall
cause the Amicon Companies and their respective employees to, prepare on a timely basis, in accordance with the instructions of the Grace Group, such financial, tax and other reports and statements relating to the Subject Business or the Amicon Companies for periods prior to the Closing as may be requested by Grace.

     16.02     Renewal of Guaranteed Items.    Without the prior
written consent of the Treasurer or any Assistant Treasurer of Grace, the Buying Companies shall not, and shall not permit the Amicon Companies or any other member of the Buyer Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any lease, loan, contract or other obligation for which Grace or any other member of the Grace Group is or may be liable, as guarantor, original tenant, primary obligor, or otherwise, unless all obligations of the Grace Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Grace.

     16.03     Payment and Discharge of Certain Intercompany
Liabilities.   (a)Surviving Intercompany Accounts payable by any
unit of the Subject Business to Grace's Davison product line shall be paid in cash by the appropriate member of the Buyer Group or Amicon Company, as the case may be, to the appropriate member of the Grace Group in accordance with normal commercial practices, but in no event later than 60 days after the Closing. Except for Surviving Intercompany Accounts and as otherwise specifically provided in the Ancillary Agreements, effective upon the occurrence of the Closing (as provided in Section 3.08), any amounts owed by any member of the Grace Group to any Amicon Company, or by any Amicon Company to any other member of the Grace Group shall be deemed paid and discharged.

     (b) All checks written by Seller-U.S. in the ordinary course of business prior to the Closing will be honored by Grace and all obligations of Seller-U.S. to reimburse Grace for such checks shall be deemed paid and discharged, effective as of the Closing.

     (c) At Grace's request at any time and from time to time after the Closing, Buyer shall promptly reimburse Grace for any amounts paid directly by Grace or Seller-U.S. after the Closing to third parties on account of expenses incurred prior to the Closing that relate directly and exclusively to the Subject Business.

     16.04 Use of "Grace" Name. After the Closing, the Amicon Companies and the Buying Companies shall have no right to use the "Grace" name, and the Buying Companies shall not, or permit the Amicon Companies or any other member of the Buyer Group to, refer (other than in response to unsolicited inquiries or in announcements of the occurrence of the Closing) to their respective businesses as formerly being owned by or associated with any member of the Grace Group, except that for a period of six months after the Closing, the Amicon Companies and the Buying Companies shall have the right to use any catalogues, sales and promotional materials and printed forms that use such name and are included in the Total Subject Assets or the Amicon Companies Assets as of the Closing, or have been ordered prior to the Closing for use in the Subject Business, but only to the extent that it is not practicable to remove or cover up the "Grace" name. The Buying Companies shall use reasonable efforts to minimize such usage and to discontinue it as soon as practicable after the Closing.

     16.05 Intercompany Agreements. All contracts, licenses, agreements, commitments or other arrangements between Grace (or any other member of the Grace Group) and the Amicon Companies or the Subject Business unit of any Selling Company, whether written or oral, and whether express or implied, pursuant to which Grace (or any other member of the Grace Group) provides management, administrative, legal, financial, accounting, data processing, insurance, technical support, or other services to the Subject Business or the Amicon Companies, or the use of any assets of any member of the Grace Group, or pursuant to which rights, privileges or benefits are accorded to the Subject Business or the Amicon Companies as a unit of the Grace Group, shall terminate as of the Closing. After the Closing, none of the Buying Companies or the Amicon Companies shall have any rights under any similar contract, license, agreement, commitment or arrangement with Grace (or any other member of the Grace Group) except rights under the Ancillary Agreements.

     16.06     Confidentiality.    (a) Buyer and Grace
acknowledge that, after the Closing, each of them may have access to Confidential Information of the other as a result of the arrangements described in the Ancillary Agreements or arrangements to be entered into as contemplated in Section 16.06. Throughout the term of such agreements, and for a period of seven years thereafter, the parties shall hold in confidence such Confidential Information and shall not use or disclose any of it except as may be required by law in the reasonable judgment of such party's counsel (in which event the party so required to disclose such Confidential Information shall provide the other party with prompt notice so that such other party may seek a protective order or other appropriate remedy, and the party so required to disclose such Confidential Information shall not oppose any action by the other party to obtain such order or remedy). For purposes of this subsection, the term "Confidential Information" shall mean information about a party hereto or its business, that is obtained by the other party while carrying out the activities under, or in connection with this Agreement or the Ancillary Agreements.

          (b) Buyer and Grace acknowledge that each of them may have in their possession, as a result of their prior relationships and the transactions contemplated by this Agreement, Confidential Information concerning proprietary technology that is exclusively owned by the other party. For a period of seven years after the Closing Date, the parties agree to hold such Confidential Information in confidence and not to use or disclose any of it to third parties except as may be required by law in the reasonable judgment of such party's counsel (in which event the party so required to disclose such Confidential Information shall provide the other party with prompt notice so that such other party may seek a protective order or other appropriate remedy, and the party so required to disclose such Confidential Information shall not oppose any action by the other party to obtain such order or remedy). For purposes of this subsection, the term "Confidential Information" shall mean all proprietary information, including but not limited to all trade secrets, know-how, inventions, formulae, data, specifications, techniques, procedures, samples, equipment, processes, computer programs, test results and evaluations that relate to a party's business and are owned exclusively by a party without any right or license having been granted to the other party.

          (c) For purposes of subsections (a) and (b) of this Section, Confidential Information shall not include information that (i) is available to the public, or (ii) becomes available to the public through no act or omission of the obtaining party, or
(iii) becomes available to the obtaining party from a third party that, upon inquiry, is not known by the obtaining party to be under any obligation of confidentiality with respect thereto. Each party hereto shall inform its directors, officers, employees and representatives (collectively, its "Representatives") who may obtain Confidential Information of the existence of the obligations set forth in this Section and each party shall be responsible for its Representatives' compliance with such obligations.

     16.07  Income Tax Matters.

     (a) Tax Periods Ending on or Before the Closing Date. The Selling Companies shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns and pay all Income Taxes related to the Amicon Companies operation of the Subject Business for all periods ending on or prior to December 31, 1996. The Buying Companies shall and shall cause the Amicon Companies to, as reasonably requested by the Selling Companies, provide the Selling Companies with all information and documents in their possession and control necessary or appropriate to enable the Selling Companies to perform their obligations under this Section.

     (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall cause the Amicon Companies to prepare and file any Income Tax Returns concerning the Amicon Companies operation of the Subject Business for Income Tax periods which begin before the Closing Date and end after December 31, 1996. The Selling Companies, as reasonably requested by the Amicon Companies, shall provide the Amicon Companies with all information and documents in their possession and control necessary or appropriate to enable the Amicon Companies to perform their obligations under this Section. Without Grace's prior written consent, the Buying Companies agree that they shall not amend or otherwise modify any Tax return for Income Taxes an Amicon Company where any portion of the taxes, interest and penalties that are reported in such return are subject to indemnification by the Selling Companies under Article 14.05.

     (c) Cooperation on Tax Matters.

          (i) The Selling Companies shall and the Buying Companies shall cause the Amicon Companies to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Income Tax Returns pursuant to this Section 16.07 and any audit, litigation or other proceeding with respect to Income Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent that they are in possession of such books and records after the Closing Date, the Selling Companies shall and the Buying Companies shall cause the Amicon Companies to (A) retain all books and records with respect to Income Tax matters pertinent to the Subject Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, the discarding parties shall allow the other parties to take possession of such books and records.

          (ii) The Selling Companies shall and the Buying Companies shall cause the Amicon Companies to, upon request, use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Income Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (d) Tax Sharing Agreements. All Income Tax sharing agreements or similar agreements relating to or involving the Subject Business shall be terminated as of the Closing Date and, after the Closing Date, the Amicon Companies shall not be bound thereby or have any liability thereunder.

     (e) Section 338 Elections. Buyer shall make simultaneous elections under Section 338 of the Code with respect to all of the Amicon Companies. Buyer acknowledges that failure to make such elections could have certain adverse U.S. federal tax consequences to the Grace Group. The Buying Companies shall indemnify the Selling Companies and the other members of the Grace Group against any and all additional U.S. federal and state taxes which may result, including but not limited to by reason of reduced foreign tax credits, from the Buyer's failure to make an election under Section 338 of the Code with respect to less than all of the Amicon Companies.

     (f) Section 1248. Unless the Buying Companies make or cause to be made a Code Section 338 election for Amicon Canada, Ltd., Amicon GmbH, all of the Prochrom Companies and Amicon U.K. (hereinafter the foregoing corporations collectively will be referred to as the "1248 Companies"), the Buying Companies shall not cause or permit any of the 1248 Companies to make any distributions that would be classified as a dividend under Code
Section 301 on or before December 31, 1997 (a "Prohibited Distribution"). For purposes of the preceding sentence, the term 1248 Companies shall include, without limitation, any successor in interest to an Amicon Company through merger, reorganization, consolidation, amalgamation, or otherwise. The Buying Companies shall indemnify the Selling Companies and the other members of the Grace Group against any and all additional U.S. federal and state taxes that may be caused by or arise out of any Prohibited Distribution by an Amicon Company to Buyer or any member of Buyer Group.

     (g) Continued Existence of Amicon Companies. Buyer and the Buying Companies shall cause the Amicon Companies not to make any distributions to their shareholders during 1997. Buyer shall indemnify the Selling Companies and the other members of the Grace Group against any and all additional U.S. federal and state taxes that may be caused by or arise out of any distribution by an Amicon Company to Buyer or any member of Buyer Group.

     16.08 Power of Attorney. From and after the Closing Date, each Selling Company hereby irrevocably constitutes and appoints Buyer and its successors, assigns and designees as its true and lawful attorney-in-fact, with full power of substitution, in the name of Buyer or itself, on behalf of and for the benefit of Buyer, to collect all accounts receivable and other items being transferred, conveyed and assigned to the Buying Companies as provided herein; to endorse, without recourse, checks, notes and other instruments relating to the Total Subject Assets in the name of itself; to institute and prosecute, in the name of itself, all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Total Subject Assets; to defend and compromise any and all actions, suits or proceedings in respect of any of the Total Subject Assets (subject to the provisions of Section 14.06); and to do all such acts and things in relation to the Total Subject Assets as Buyer may deem advisable. Each of the Selling Companies agrees that the foregoing powers are coupled with an interest and shall be irrevocable. Each Selling Company further agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers. If any Selling Company receives any payments on account of the Total Subject Assets to which a Buying Company or Amicon Company is entitled hereunder, it shall promptly notify Buyer thereof, hold such amounts to which Buyer is entitled in trust for Buyer and promptly transfer and deliver to Buyer or its designees any cash or other property received by it, directly or indirectly, at any time after the Closing Date in respect of any accounts receivable or otherwise relating to the assets, properties, rights or business transferred, conveyed and assigned to the Buying Companies as provided herein.


                           Article 17
                      Expenses and Taxes

     17.01     Buyers' Expenses.   The Buying Companies, jointly
and severally, shall pay and indemnify the Selling Companies against all expenses incurred by or on behalf of the Buying Companies in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of brokers, finders, agents, representatives, counsel and accountants.

     17.02     Sellers' Expenses.    The Selling Companies,
jointly and severally, shall pay and indemnify the Buying Companies against all expenses incurred by or on behalf of the Selling Companies in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees and expenses of Merrill Lynch & Co. and all other fees and expenses of brokers, finders, agents, representatives, counsel and accountants.

     17.03     Transfer Taxes.    The Buying Companies and
Selling Companies shall share equally any sales, registration, value added (only if nonrecoverable by a Buying Company), transfer, or similar taxes and any tax related filing fees (including any penalties and interest thereon) applicable to the transfer to the Buying Companies of the Total Subject Assets or the Amicon Securities pursuant to this Agreement.

     17.04 VAT Included in Total Subject Assets. (a) The Buying Companies and the Selling Companies acknowledge that the Selling Companies have paid or have an obligation to pay to the appropriate Governmental Authorities value added taxes with respect to sales reflected in certain of the accounts receivable included in Total Subject Assets. Buyer and each Buying Company agree that, upon collection of any such account receivable, Buyer or such Buying Company, as the case may be, shall pay to the appropriate Selling Company, an amount equal to the portion of such account receivable representing value added taxes. Such amount shall be paid within 15 days following the end of each month after the Closing. The Buying Companies may offset against such payment the amount of value added taxes that they pay as part of the payment of the accounts payable included in Total Subject Liabilities, except to the extent such amount is recoverable, either from a Governmental Authority or through collections of accounts receivable arising after the Closing.

          (b) The Buying Companies and Selling Companies acknowledge that the Subject Business, the purchase and sale of which is governed by this Agreement, constitutes an active and ongoing business which consists of multiple divisions and functions. Buyer acknowledges that it intends to continue the operation of the Subject Business in a similar form to that currently conducted.


                           Article 18
                            Notices

     18.01     Notices.    All notices, requests, demands and
other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally, by reputable overnight courier service, by telephone facsimile transmission, or by first-class, postage prepaid, registered or certified mail, addressed as follows:

     If to any of the Selling Companies or, prior to the Closing, the Amicon Companies:

          c/o W. R. Grace & Co.-Conn.
          One Town Center Road
          Boca Raton, Florida 33486-1010
          Attention: Chief Financial Officer
          Fax:  (561) 362-1622


     with a copy to:


          W. R. Grace & Co.-Conn.
          One Town Center Road
          Boca Raton, Florida 33486-1010
          Attention:  Secretary
          Fax: (561) 362-1635


     If to any of the Buying Companies or, after the Closing, the Amicon Companies:


          Millipore Corporation
          80 Ashby Road
          Bedford, Massachusetts  01730
          Attention:  Doug P. Jacoby
          Fax:  (617) 533-3162


     with a copy to:


          Millipore Corporation
          80 Ashby Road
          Bedford, Massachusetts  01730
          Attention:  Office of the General Counsel
          Fax:  (617) 533-3162



Any of Buying Companies or, after the Closing, any of the Amicon Companies may change the address to which such communications are to be directed to it by giving written notice to Grace in the manner provided above. Any of the Selling Companies or, prior to the Closing, any of the Amicon Companies may change the address to which such communications are to be directed to it by giving written notice to Buyer in the manner provided above.


                           Article 19
                            General

     19.01     Entire Agreement.    This Agreement, including the
Exhibits and Schedules hereto and the Transaction Documents, sets forth the entire agreement and understanding of the parties and related persons with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating thereto. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party or any related person which is not set forth in this Agreement or the agreements referred to herein.

     19.02     Governing Law.   This Agreement shall be governed
by and construed in accordance with the laws of New York, excluding (a) any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction, and (b) if applicable, the United Nations
Convention on Contracts for the International Sale of Goods.

     19.03     Submission to Jurisdiction.   Each Buying Company
and Selling Company hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the Transaction Documents to which it is or will be a party, or any of its obligations hereunder or thereunder, to the jurisdiction of the United States District Court for Massachusetts and the jurisdiction of any court of Massachusetts, and waives any and all objections to such jurisdiction that it may have under the laws of the State of Massachusetts or any other jurisdiction, except to the extent that this Agreement or any Transaction Document specifically provides that a particular dispute is to be referred to a court in another jurisdiction or to arbitration.

     19.04     Governing Language.    This Agreement has been
executed and delivered in a text using the English language, which text, despite any translation into another language, shall be controlling.

     19.05     Successors.    This Agreement shall be assignable
by Buyer only with the prior consent of Grace, and by Grace only with the prior consent of Buyer, except that Buyer may assign, without the consent of Grace, any of its rights to purchase any of the Total Subject Assets or Amicon Securities to any Buying Company or any other member of the Buyer Group, but no such assignment shall relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     19.06     Amendments and Waivers.    This Agreement may be
amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or cancels this Agreement or waives any of its terms, executed by all parties, or in the case of a waiver, by the party waiving compliance; in the case of an amendment under Section 13.01(b), executed by Grace and Buyer, or in the case of another amendment that does not affect all parties, by Grace, Buyer and any affected parties. Failure of any party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such compliance in the future, or upon compliance with other terms hereof.

     19.07     Counterparts.   This Agreement may be executed in
two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

     19.08     Captions.   The captions used in this Agreement
are for convenience of reference only and shall not be considered in the interpretation of the provisions hereof.

     19.09 Specific Performance. The parties acknowledge that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof, and that the parties shall, upon a proper showing, be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this instrument on the date first above written.


W. R. GRACE & CO.-CONN.       MILLIPORE CORPORATION




By:                           By:
     Bernd A. Schulte              Geoffrey Nunes
     Vice President                Senior Vice President



W. R. Grace & Co.("WRG"), a Delaware corporation and the record and beneficial owner of all issued and outstanding capital stock of W. R. Grace & Co.-Conn. ("Grace"), hereby represents and warrants to Buyer that Grace, either directly or through ownership of its subsidiaries, owns more than 95% of the total assets of WRG on a consolidated basis.

W. R. GRACE & CO.



By:___________________


Title:________________

H:\SHARED\MSHELNIT\WP\AMICON\MILLIPOR\PURCHMIL.END
          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 1

                    Amicon Companies Assets

     "Amicon Companies Assets" means all assets, properties and rights of Amicon Canada, Amicon Germany, Amicon U.K. and the
Prochrom Companies, including but not limited to:

          (i) real property located in Stonehouse, England and owned by Amicon U.K., and real property located in Nancy, France and owned by Prochrom S.A., including all easements, rights-of-way and other appurtenances thereto;

          (ii) production facilities, buildings and improvements owned by Amicon U.K. and the Prochrom Companies;

          (iii) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property;

          (iv) raw materials, work in process, finished goods, spare parts and supplies inventories;

          (v)  invention disclosures, patents, patent
     applications, and trademark registrations including the Prochrom patents listed in the schedule to Section 5.14(a);

          (vi) all trade secrets, unpatented technology, know-how and formulae;

          (vii) amounts receivable from persons that are not members of the Grace Group with respect to the sale of products and services;

          (viii) amounts receivable from a unit of the Grace
     Group that are Surviving Intercompany Accounts;

          (ix) rights under contracts and agreements (including leases for real property) whether relating to periods before or after the Closing Date; and

          (x) files, customer lists, accounting records, marketing materials and general intangibles;

except for (A) rights to credits or refunds of Income Taxes relating to periods ending on or prior to December 31, 1996, (B) all amounts owed by a member of the Grace Group to an Amicon Company other than the Surviving Intercompany Accounts, (C) prepaid insurance and rights under Grace insurance programs except as provided in the Insurance Procedures Agreement, and (D) employee benefit plans and funds maintained by or in conjunction with another member of the Grace Group and prepayments and refunds paid on account of such employee benefit plans and funds, except as provided in the Employee Benefits Agreement.
          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 2

                 French Assets and Liabilities

     "French Subject Assets" means all of Grace France's (1) Subject Business inventory, (2) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property used primarily in the Subject Business, (3) amounts receivable with respect to the sale of Subject Business products, (4) amounts receivable that are Surviving Intercompany Accounts, (5) amounts receivable from Continued Employees for travel and other advances, (6) prepaid expenses, the benefit of which may effectively be transferred to a third party (except as provided in the Insurance Procedures Agreement or the Employee Benefits Agreement), (7) rights under contracts and agreements with unaffiliated parties pertaining to the sale of Subject Business products, (8) rights under leases of real and personal property pertaining primarily to the Subject Business, except for lease deposits, and (9) rights under employment agreements with Continued Employees.

     "French Subject Liabilities" means all of Grace France's liabilities and obligations with respect to (1) amounts payable to unaffiliated parties pertaining primarily to the Subject Business, (2) liabilities and obligations to unaffiliated persons related to or arising out of the sale of Subject Business inventory (such as commissions, insurance, and shipping costs), or the use of Subject Business products by such persons (such as warranty obligations), (3) liabilities and obligations under contracts and agreements with unaffiliated persons pertaining primarily to the Subject Business, (4) liabilities and obligations under employment agreements with Continued Employees, including but not limited to bonuses and other incentive compensation (whether or not accrued), except as otherwise provided in the Employee Benefits Agreement, compensation expenses for the payroll period during which the Closing occurs and obligations with respect to accrued vacation, and (5) amounts payable included in Surviving Intercompany Accounts, including amounts due for the purchase of Subject Business inventory.


          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 3

                  Irish Assets and Liabilities

     "Irish Subject Assets" means all assets, properties and rights of Amicon Ireland, including but not limited to:

          (i) real property owned by Amicon Ireland in Limerick, Ireland, including all easements, rights-of-way and other appurtenances thereto;

          (ii) production facilities, buildings and improvements;

          (iii) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property;

          (iv) raw materials, work in process, finished goods, spare parts and supplies inventories;

          (v)  invention disclosures, patents, patent
     applications (referred to by Seller-U.S.'s reference number), and trademark registrations (and applications therefor) listed in the schedule to Section 5.14(a);

          (vi) all trade secrets, unpatented technology, know-how and formulae;

          (vii) amounts receivable from persons that are not members of the Grace Group with respect to the sale of products and services;

          (viii) amounts receivable from a unit of the Grace
     Group that are Surviving Intercompany Accounts;

          (ix) rights under contracts and agreements (including but not limited to leases of real property and insurance policies under Stand-Alone Programs (as defined in the Insurance Procedures Agreement) whether relating to periods before or after the Closing Date; and

          (x) files, customer lists, accounting records, marketing materials and general intangibles;

except for (A) rights to credits or refunds related to all taxes of any kind, including but not limited to Income Taxes (as defined in Section 14.01), value added taxes, an unemployment and social taxes, but excluding real and personal property taxes, (B) all amounts owed by a member of the Grace Group to an Amicon Company other than the Surviving Intercompany Accounts, (C) prepaid insurance and rights under Grace Insurance Programs (as defined in the Insurance Procedures Agreement), except as provided in the Insurance Procedures Agreement, and (D) employee benefit plans and funds maintained by or in conjunction with another member of the Grace Group and prepayments and refunds paid on account of such employee benefit plans and funds, except as provided in the Employee Benefits Agreement.

     "Irish Subject Liabilities" means all liabilities and obligations of Amicon Ireland of whatever nature whatsoever, whether accrued or unaccrued, whether absolute or contingent and whether relating to periods before or after the Closing (including but not limited to liabilities and obligations under Environmental Laws), except for (a) liabilities and obligations with respect to employee benefit plans and funds maintained by or in conjunction with another member of the Grace Group, except as provided in the Employee Benefits Agreement, (b) liabilities related to all taxes of any kind, including but not limited to Income Taxes (as defined in Section 14.01), value added taxes, an unemployment and social taxes, but excluding real and personal property taxes, (c) liabilities owed to any member of the Grace Group other than liabilities included in the Surviving Intercompany Accounts, (d) liabilities under Grace Insurance Programs as provided in the Insurance Procedures Agreement, and
(e) indebtedness for borrowed money, including any accrued interest thereon, owed to third parties who are not members of the Grace Group.



          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 4

                 Italian Assets and Liabilities

     "Italian Subject Assets" means all of Grace Italy's (1) Subject Business inventory, (2) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property used primarily in the Subject Business, (3) amounts receivable with respect to the sale of Subject Business products, (4) amounts receivable that are Surviving Intercompany Accounts, (5) amounts receivable from Continued Employees for travel and other advances, (6) prepaid expenses, the benefit of which may effectively be transferred to a third party (except as provided in the Insurance Procedures Agreement or the Employee Benefits Agreement), (7) rights under contracts and agreements with unaffiliated parties pertaining to the sale of Subject Business products, (8) rights under leases of real and personal property pertaining primarily to the Subject Business, except for lease deposits, and (9) rights under employment agreements with Continued Employees.

     "Italian Subject Liabilities" means all of Grace Italy's liabilities and obligations with respect to (1) amounts payable to unaffiliated parties pertaining primarily to the Subject Business, (2) liabilities and obligations to unaffiliated persons related to or arising out of the sale of Subject Business inventory (such as commissions, insurance, and shipping costs), or the use of Subject Business products by such persons (such as warranty obligations), (3) liabilities and obligations under contracts and agreements with unaffiliated persons pertaining primarily to the Subject Business, (4) liabilities and obligations under employment agreements with Continued Employees, including but not limited to bonuses and other incentive compensation (whether or not accrued), except as otherwise provided in the Employee Benefits Agreement, compensation expenses for the payroll period during which the Closing occurs and obligations with respect to accrued vacation, and (5) amounts payable included in Surviving Intercompany Accounts, including amounts due for the purchase of Subject Business inventory.
          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 5

                Japanese Assets and Liabilities

     "Japanese Subject Assets" means all of Grace Japan's (1) Subject Business inventory, (2) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property used primarily in the Subject Business, (3) amounts receivable with respect to the sale of Subject Business products, (4) amounts receivable that are Surviving Intercompany Accounts, (5) amounts receivable from Continued Employees for travel and other advances, (6) prepaid expenses, the benefit of which may effectively be transferred to a third party (except as provided in the Insurance Procedures Agreement or the Employee Benefits Agreement), (7) rights under contracts and agreements with unaffiliated parties pertaining to the sale of Subject Business products, (8) rights under leases of real and personal property pertaining primarily to the Subject Business, except for lease deposits, and (9) rights under employment agreements with Continued Employees.

     "Japanese Subject Liabilities" means all of Grace Japan's liabilities and obligations with respect to (1) amounts payable to unaffiliated parties pertaining primarily to the Subject Business, (2) liabilities and obligations to unaffiliated persons related to or arising out of the sale of Subject Business inventory (such as commissions, insurance, and shipping costs), or the use of Subject Business products by such persons (such as warranty obligations), (3) liabilities and obligations under contracts and agreements with unaffiliated persons pertaining primarily to the Subject Business, (4) liabilities and obligations under employment agreements with Continued Employees, including but not limited to bonuses and other incentive compensation (whether or not accrued), except as otherwise provided in the Employee Benefits Agreement, compensation expenses for the payroll period during which the Closing occurs and obligations with respect to accrued vacation, and (5) amounts payable included in Surviving Intercompany Accounts, including amounts due for the purchase of Subject Business inventory.


          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 6

               Netherlands Assets and Liabilities

     "Netherlands Subject Assets" means all of Grace Netherlands'
(1) Subject Business inventory, (2) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property used primarily in the Subject Business, (3) amounts receivable with respect to the sale of Subject Business products,
(4) amounts receivable that are Surviving Intercompany Accounts,
(5) amounts receivable from Continued Employees for travel and other advances, (6) prepaid expenses, the benefit of which may effectively be transferred to a third party (except as provided in the Insurance Procedures Agreement or the Employee Benefits Agreement), (7) rights under contracts and agreements with unaffiliated parties pertaining to the sale of Subject Business products, (8) rights under leases of real and personal property pertaining primarily to the Subject Business, except for lease deposits, and (9) rights under employment agreements with Continued Employees.

     "Netherlands Subject Liabilities" means all of Grace Netherlands' liabilities and obligations with respect to
(1) amounts payable to unaffiliated parties pertaining primarily to the Subject Business, (2) liabilities and obligations to unaffiliated persons related to or arising out of the sale of Subject Business inventory (such as commissions, insurance, and shipping costs), or the use of Subject Business products by such persons (such as warranty obligations), (3) liabilities and obligations under contracts and agreements with unaffiliated persons pertaining primarily to the Subject Business, (4) liabilities and obligations under employment agreements with Continued Employees, including but not limited to bonuses and other incentive compensation (whether or not accrued), except as otherwise provided in the Employee Benefits Agreement, compensation expenses for the payroll period during which the Closing occurs and obligations with respect to accrued vacation, and (5) amounts payable included in Surviving Intercompany Accounts, including amounts due for the purchase of Subject Business inventory.
          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 7

                 Swedish Assets and Liabilities

     "Swedish Subject Assets" means all of Grace Sweden's (1) Subject Business inventory, (2) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property used primarily in the Subject Business, (3) amounts receivable with respect to the sale of Subject Business products, (4) amounts receivable that are Surviving Intercompany Accounts, (5) amounts receivable from Continued Employees for travel and other advances, (6) prepaid expenses, the benefit of which may effectively be transferred to a third party (except as provided in the Insurance Procedures Agreement or the Employee Benefits Agreement), (7) rights under contracts and agreements with unaffiliated parties pertaining to the sale of Subject Business products, (8) rights under leases of real and personal property pertaining primarily to the Subject Business, except for lease deposits, and (9) rights under employment agreements with Continued Employees.

     "Swedish Subject Liabilities" means all of Grace Sweden's liabilities and obligations with respect to (1) amounts payable to unaffiliated parties pertaining primarily to the Subject Business, (2) liabilities and obligations to unaffiliated persons related to or arising out of the sale of Subject Business inventory (such as commissions, insurance, and shipping costs), or the use of Subject Business products by such persons (such as warranty obligations), (3) liabilities and obligations under contracts and agreements with unaffiliated persons pertaining primarily to the Subject Business, (4) liabilities and obligations under employment agreements with Continued Employees, including but not limited to bonuses and other incentive compensation (whether or not accrued), except as otherwise provided in the Employee Benefits Agreement, compensation expenses for the payroll period during which the Closing occurs and obligations with respect to accrued vacation, and (5) amounts payable included in Surviving Intercompany Accounts, including amounts due for the purchase of Subject Business inventory.
          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 8

                  Swiss Assets and Liabilities

     "Swiss Subject Assets" means all of Grace Switzerland's (1) Subject Business inventory, (2) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property used primarily in the Subject Business, (3) amounts receivable with respect to the sale of Subject Business products, (4) amounts receivable that are Surviving Intercompany Accounts, (5) amounts receivable from Continued Employees for travel and other advances, (6) prepaid expenses, the benefit of which may effectively be transferred to a third party (except as provided in the Insurance Procedures Agreement or the Employee Benefits Agreement), (7) rights under contracts and agreements with unaffiliated parties pertaining to the sale of Subject Business products, (8) rights under leases of real and personal property pertaining primarily to the Subject Business, except for lease deposits, and (9) rights under employment agreements with Continued Employees.

     "Swiss Subject Liabilities" means all of Grace Switzerland's liabilities and obligations with respect to (1) amounts payable to unaffiliated parties pertaining primarily to the Subject Business, (2) liabilities and obligations to unaffiliated persons related to or arising out of the sale of Subject Business inventory (such as commissions, insurance, and shipping costs), or the use of Subject Business products by such persons (such as warranty obligations), (3) liabilities and obligations under contracts and agreements with unaffiliated persons pertaining primarily to the Subject Business, (4) liabilities and obligations under employment agreements with Continued Employees, including but not limited to bonuses and other incentive compensation (whether or not accrued), except as otherwise provided in the Employee Benefits Agreement, compensation expenses for the payroll period during which the Closing occurs and obligations with respect to accrued vacation, and (5) amounts payable included in Surviving Intercompany Accounts, including amounts due for the purchase of Subject Business inventory.


          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                           Exhibit 9


                  U.S. Assets and Liabilities

     "U.S. Subject Assets" means (a) all assets, properties and rights of Seller-U.S., other than the U.S. Excluded Assets, including but not limited to:

          (i) real property owned by Seller-U.S. in Danvers, Massachusetts, as more particularly described in the Appendix to this Exhibit;

          (ii) production facilities, buildings and improvements;

          (iii) machinery, equipment, furniture, fixtures, office equipment and other tangible personal property;

          (iv) raw materials, work in process, finished goods, spare parts and supplies inventories;

          (v)  invention disclosures, patents, patent
     applications (referred to by Seller-U.S.'s reference number), and trademark registrations (and applications therefor) listed in the schedule to Section 5.14(a);

          (vi) all trade secrets, unpatented technology, know-how and formulae;

          (vii) amounts receivable from persons that are not members of the Grace Group with respect to the sale of products and services;

          (viii) amounts receivable from a unit of the Grace
     Group that are Surviving Intercompany Accounts;

          (ix) rights under contracts and agreements (including but not limited to leases of real property) whether relating to periods before or after the Closing Date; and

          (x) files, customer lists, accounting records, marketing materials and general intangibles; and

     (b)  the following assets, properties and rights of Grace:

          (i) invention disclosures, patents, patent applications
     (referred to by Grace's reference number), and trademark registrations (and applications therefor) listed in the schedule to Section 5.14(a); and

          (ii) any other assets, properties and rights of Grace directly and primarily used in the Subject Business.

     "U.S. Subject Liabilities" means all liabilities and obligations of Seller-U.S. of whatever nature whatsoever, whether accrued or unaccrued, whether absolute or contingent and whether relating to periods before or after the Closing (including but not limited to liabilities and obligations under Environmental
Laws), other than the U.S. Excluded Liabilities.

     "U.S. Excluded Assets" means (i) cash, cash items and deposits with third parties, other than petty cash, (ii) refunds of Income Taxes, (iii) amounts receivable from any other member of the Grace Group that is not a Surviving Intercompany Account,
(iv) claims with respect to insurance coverage obtained from, or in conjunction with, Grace or any other member of the Grace Group, and prepayments and refunds of amounts previously paid on account of such insurance, except as otherwise provided in the Insurance Procedures Agreement, (vi) employee benefit plans and funds maintained by, or in conjunction with, Grace or any other member of the Grace Group, and prepayments and refunds of amounts previously paid on account of such employee benefit plans and funds, except as otherwise provided in the Employee Benefits Agreement, (vii) rights under confidentiality agreements under which Seller-U.S. is the recipient of proprietary information from a third party, and (viii) corporate and shareholder records, minute books, and records relating to any of the Excluded Liabilities.

     "U.S. Excluded Liabilities" means (i) obligations with respect to checks outstanding as of the Closing, (ii) Income Taxes, (iii) amounts payable from any other member of the Grace Group that is not a Surviving Intercompany Account, (iv) liabilities and obligations with respect to insurance coverage obtained from, or in conjunction with, Grace or any other member of the Grace Group, except as otherwise provided in the Insurance Procedures Agreement, (v) liabilities and obligations with respect to employee benefit plans and funds maintained by, or in conjunction with, Grace or any other member of the Grace Group, except as otherwise provided in the Employee Benefits Agreement,
(vi) liabilities and obligations relating to the deposit, disposal, storage or placement of any Hazardous Substance at any facility not used by Seller-U.S. within the 12 month period prior to the date hereof, and (vii) liabilities arising out of the introduction into commerce prior to the Closing Date of any products or materials in violation of the Toxic Substances Control Act.
          AMICON WORLDWIDE PURCHASE AND SALE AGREEMENT

                     Appendix to Exhibit 9



                  Description of Real Property


I. A certain parcel of land, with the buildings thereon, situated on the Northerly side of Cherry Hill Drive (formerly known as Conant Street) in the Town of Danvers, Essex County, Commonwealth of Massachusetts, and being shown as Lot 1 on a plan entitled: "PLAN OF LAND in DANVERS, MASS.", dated December 6, 1977, drawn by Malcolm E. Austin & Associates, recorded in Essex South District Registry of Deeds in Plan Book 147, Plan 71, said Lot 1 being further described, according to said plan, as follows:

     Beginning at a point in the Northerly sideline of said
     Cherry Hill Drive and at the Southeasterly corner of said
     Lot 1 herein described, thence turning and running

S 63o 18' 10" W     by said Cherry Hill Drive, Twenty-One and
                    14/100 (21.14) Feet to a point in the
                    Northerly sideline of said Cherry Hill Drive and at the Southwesterly corner of said Lot 1 herein described and in the Easterly sideline of a Right of Way; thence turning and running

N 33o 35' 20" W     by said Right of Way, One Thousand One
                    Hundred Seventy-Six and 85/100 (1,176.85)
                    Feet to a point in the Easterly sideline of said Right of Way; thence turning and running

By said Right of Way on a curve to the right having a radius of
375.00 feet, a distance
               of Two Hundred Nineteen and 84/100 (219.84) Feet to a point in the Easterly sideline of Said Right of Way; thence turning and running

N 00o 00' 00" W     by said Right of Way, One Thousand Four
                    Hundred Thirty and 00/100 (1,430.00) Feet to a point in the Easterly sideline of said
                    Right of Way; thence turning and running

S 90o 00'  00" E    Four Hundred Fifty and 00/100 (450.00) Feet
                    to a point; thence turning and running

S 00o 00' 00" W     Eight Hundred Fifty and 00/100 (850.00) Feet
                    to a point; thence turning and running

S 90o 00' 00" W     Four Hundred Thirty and 00/100 (430.00) Feet
                    to a point; thence turning and running

S 00o 00' 00" E     Five Hundred Eighty and 00/100 (580.00) Feet
                    to a point; thence turning and running

On a curve to the   left having a radius of 355.00 feet, a
                    distance of Two Hundred Eight and 11/100
                    (208.11) Feet to a point; and thence turning and running

S 33o 35' 20" E     One Thousand One Hundred Seventy-Nine and
                    27/100 (1,179.27) Feet to the point of
                    beginning, said last six measurements being bounded by land now or formerly of LFE
                    Corporation.

Subject to and with the benefit of all rights, easements and obligations as set forth in deed of LFE Corporation to Amicon Corporation, a Massachusetts Corporation, dated April 14, 1978 and recorded in Essex South Registry of Deeds in Book 6460, Page
391.  For title reference see said deed.


II. A certain parcel of land situated on the Northerly side of Conant Street in the Town of Danvers, Essex County, Commonwealth of Massachusetts, and being shown as Lot 5 on a plan entitled:
"Plan of Land in DANVERS, MASS., Property of L.F.E. Corporation (formerly Laboratory for Electronics)", dated July 14, 1978, drawn by Malcolm E. Austin & Associates, Registered Land Surveyors, and recorded with Essex South District Registry of Deeds in Plan Book 149, Plan 86, said Lot 5 being further described, according to said plan, as follows:

Beginning at a point in the Northerly sideline of said Conant
Street, said point being at the Southwesterly corner of said Lot
5 herein described, thence running

N 63o 18' 10" E     by said Conant Street, Twenty and 14/100
                    (20.14) Feet to a point in the Northerly sideline of said Conant Street, thence turning and running

N 33o 35' 20" W     One Thousand One Hundred Sixty-Nine and
                    60/100 (1,169.60) Feet to a point; thence turning and running

On a curve to the   right having a radius of 455 feet, a distance
                    of Two Hundred Fifty-Five and 07/100 (255.07)
                    Feet to a point; thence turning and running

N 00o 00' 00" E     Eight Hundred Seven and 89/100 (807.89) Feet
                    to a point; thence turning and running

N 90o 00' 00" W     Six Hundred Fifty-Nine and 86/100 (659.86)
                    Feet to a point, said last four bounds being by Lot 6; thence turning and running

S 34o 31' 20" E     One Hundred Twenty-Six and 84/100 (126.84)
                    Feet to a point; thence turning and running

S 31o 32' 40" E     One Hundred Thirty-One and 85/100 (131.85)
                    Feet to a point; thence turning and running

S 33o 21' 10" E     Two Hundred Twenty and 31/100 (220.31) Feet
                    to a point, said last three measurements being by land now or formerly of John P.
                    Sawer & Margaret Wood; thence turning and running

N 90o 00' 00" E     Three Hundred Ninety-Seven and 88/100
                    (397.88) Feet to a point; thence turning and running

S 00o 00' 00" W     Four Hundred Seven and 00/100 (407.00) Feet
                    to a point; thence turning and running

On a curve to the   left having a radius of 455 feet, a distance
                    of Two Hundred Sixty-Six and 74/100 (266.74)
                    Feet to a point; thence turning and running

S 33o 35' 20" E     One Thousand One Hundred Sixty-Seven and
                    18/100 (1,167.18) Feet to the point of
                    beginning, said last four measurements being by Lot 4.

Containing, according to said plan, 5.89 acres of land.

Subject to and with the benefit of all rights, easements and obligations as set forth in deed of LFE Corporation to Amicon Corporation, a Massachusetts Corporation, dated October 19, 1978 and recorded in Essex South Registry of Deeds in Book 6530, Page 261; for title reference see said deed.